UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Corn Products International, Inc.

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5 Westbrook Corporate Center, Westchester, Illinois 60154

March 29, 2007

Dear Stockholder:

Enclosed are the notice of annual meeting of stockholders, proxy statement and proxy card for this year’s annual meeting of stockholders of Corn Products International, Inc. The annual meeting will be held solely to vote on each of the matters described in the proxy statement. We do not expect any other business will be transacted.

Please note that you can vote by the Internet, by telephone or by completing the enclosed proxy card. Instructions for voting by either the Internet or telephone are given on the enclosed proxy card. Note also that if you hold your shares through a bank, broker or other holder of record, you may vote your shares in accordance with your voting instruction form.

Your vote is important to the company, whether or not you plan to attend. If you plan to attend the annual meeting, please so indicate and bring the admission ticket that is attached to the enclosed proxy card.

Sincerely,

Samuel C. Scott III
Chairman, President and
Chief Executive Officer

Printed on Recycled Paper

Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, Illinois 60154

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2007 annual meeting of stockholders of Corn Products International, Inc. will be held at the Westbrook Corporate Center Meeting Facility, which is located on the ground floor of the annex between Towers 2 and 5 of the Westbrook Corporate Center (near the southwesterly corner of the intersection of Cermak Avenue and Wolf Road), in Westchester, Illinois, on Wednesday, May 16, 2007, at 9:00 a.m., local time, for the following purposes:

•	to elect four Class I directors, each for a term of three years,

•	to ratify the appointment of KPMG LLP as the company’s independent auditors for 2007 and

•	to transact other business, if any, that is properly brought before the meeting and any adjournment or adjournments thereof.

Stockholders of record at the close of business on March 20, 2007 will be entitled to vote at the meeting and at any adjournment of the meeting.

Attendance at the meeting will be limited to stockholders, those holding proxies from stockholders, and invited guests from the media and financial community. For 10 days before the meeting, a list of stockholders will be available for inspection during ordinary business hours at the company’s offices at 5 Westbrook Corporate Center, Westchester, Illinois 60154.

This proxy statement and our annual report to stockholders and the proxy are being mailed on or about March 29, 2007.

Your vote is important. Whether or not you expect to attend the annual meeting, please ensure that your vote will be counted by voting over the Internet, by telephone or by signing, dating and returning your proxy card or voting instruction form promptly in the prepaid envelope provided.

By order of the Board of Directors,

Mary Ann Hynes
Vice President, General Counsel
and Corporate Secretary

March 29, 2007

Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, Illinois 60154

PROXY STATEMENT

General Information

Why did I receive this proxy statement?

The Board of Directors of Corn Products International, Inc. is soliciting proxies to be voted at the annual meeting of stockholders (the annual meeting) to be held on Wednesday, May 16, 2007, and at any adjournment of the annual meeting. When the company asks you for your proxy, we must provide you with a proxy statement that contains certain information specified by law. In this proxy statement we refer to Corn Products International, Inc. as “Corn Products,” the “company,” “we” or “us.”

What will the stockholders vote on at the annual meeting?

Two items:

•	election of directors

•	ratification of the appointment of our independent auditors

Will there be any other items of business on the agenda?

We do not expect any other items on the agenda because the deadlines for stockholder proposals and nominations have already passed. Nonetheless, in case there is any unforeseen need, the accompanying proxy gives discretionary authority to the persons named in the proxy with respect to other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders as of the close of business on March 20, 2007 (the record date) may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name as a stockholder of record,

•	held in your account with a broker, bank or other nominee or

•	attributed to your account(s) in the Corn Products International Stock Fund of the company’s Retirement Savings Plans or the company’s automatic dividend reinvestment plan

What constitutes a quorum?

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the annual meeting. As of the record date, 74,344,005 shares of our common stock were issued and outstanding.

How many votes are required for the approval of each item?

•	The four nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in a nominee receiving fewer votes but will not count as votes against a nominee.

•	The ratification of the appointment of our independent auditors will be approved if it receives the favorable vote of a majority of the votes present at the meeting in person or by proxy and entitled to vote. A vote to “abstain” on the auditors ratification proposal will be counted as present for quorum purposes and will be considered as being present for the vote on that proposal, but it will not be counted as a vote cast a “for” that proposal and will, therefore, have the effect of a vote against the proposal.

Broker nonvotes.  If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the election of directors and the ratification of auditors, the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.”

How do I vote by proxy?

If you are a stockholder, you may vote your proxy by any of the following methods.

By mail.  Sign and date each proxy card you receive and return it to us in the prepaid envelope provided. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If you return your signed proxy but do not indicate your voting preferences, the persons named in the proxy will vote on your behalf for the election of the nominees for director listed below and for the ratification of the appointment of auditors.

If you previously elected to receive these materials electronically, you did not receive a proxy card. If you wish to vote by mail, rather than by telephone or the Internet as discussed below, you may request paper copies of these materials, including a proxy card, by calling 708-551-2600. Please make sure you give us the control number from the e-mail message that you received notifying you of the electronic availability of these materials, along with your name and mailing address.

By telephone.  You may vote by telephone by following the instructions on the enclosed proxy card or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability. Voting by telephone has the same effect as voting by mail. If you vote by telephone, please do not return your proxy card. Telephone voting will be available until 11:59 p.m. Eastern Time on May 15, 2007.

By the Internet.  You may vote online at www.proxyvote.com. Follow the instructions on the enclosed proxy card or, if you received these materials electronically, follow the instructions in the e-mail message that notified you of their availability. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, please do not return your proxy card. Internet voting will be available until 11:59 p.m. Eastern Time on May 15, 2007.

You may revoke your proxy at any time before the meeting by (1) notifying the company’s Corporate Secretary in writing or (2) delivering a later-dated proxy by telephone or the Internet or in writing. If you are a stockholder of record, you may also revoke your proxy by voting in person at the meeting. Attendance at the annual meeting without voting will not revoke your previously submitted proxy. Any written notice revoking a proxy should be sent to Mary Ann Hynes, Corporate Secretary, Corn Products International, Inc., 5 Westbrook Corporate Center, Westchester, Illinois 60154.

How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone and on the Internet.

How do I vote in person?

If you are a stockholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, by telephone, or on the Internet even if you plan to attend the meeting.

How do I vote my shares in the Corn Products International Stock Fund of the company’s Retirement Savings Plans?

You may instruct the plan trustee on how to vote your shares in the Corn Products International Stock Fund by mail, by telephone, or on the Internet as described above.

How many shares in the Corn Products International Stock Fund of the company’s Retirement Savings Plans can I vote?

You may vote all the shares allocated to your account on the record date.

What happens if I do not vote my Retirement Savings Plan shares?

Your shares will not be voted. The Trustee will not vote shares held in the Retirement Savings Plans as to which it does not receive timely directions.

What does it mean if I receive more than one proxy card?

It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Who tabulates the votes?

The votes are tabulated by an independent inspector of election, ADP Investor Communication Services.

What should I do if I want to attend the annual meeting?

All stockholders as of the record date may attend by presenting the admission ticket that appears as a portion of the proxy card. Please fill it out and bring it with you to the meeting. The meeting will be held at the Westbrook Corporate Center Meeting Facility, which is located on the ground floor of the annex between Towers 2 and 5 of the Westbrook Corporate Center (near the southwesterly corner of the intersection of Cermak Avenue and Wolf Road), in Westchester, Illinois. Please present your ticket to the usher at the meeting. You may also be asked to present valid picture identification before being admitted.

How do I contact the Board of Directors?

Interested parties may communicate directly with any member of the Board of Directors, including the Lead Director, or the non-management directors, as a group, by writing in care of:

Corporate Secretary
Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, Illinois 60154

The Corporate Secretary will collect all such communications and organize them by subject matter. All such communications will be promptly forwarded to the appropriate board committee chairperson according to the subject matter of the communication, except for solicitations or other matters unrelated to the company. Communications addressed directly to the Lead Director, the non-management directors, as a group, or any individual director will be forwarded to the Lead Director, each non-management member of the board or the individual director, as the case may be.

How do I submit a stockholder proposal for the 2008 annual meeting?

Our 2008 annual meeting is scheduled for Wednesday, May 14, 2008. If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by December 1, 2007. Proposals should be addressed to our Corporate Secretary,

5 Westbrook Corporate Center, Westchester, Illinois 60154. In addition, our By-laws provide that any stockholder wishing to propose any other business at the annual meeting must give the company written notice not earlier than December 1, 2007 and not later than December 31, 2007. That notice must provide certain other information as described in the By-laws. Copies of the By-laws are available online in the “Governance” section of our web site at http://www.cornproducts.com. There are other procedural requirements in our By-laws pertaining to stockholder nominations and proposals. Any stockholder may receive a current copy of our By-laws, without charge, by writing to our Corporate Secretary.

Does the company offer an opportunity to receive future proxy materials electronically?

Yes. If you are a stockholder of record or a participant in a retirement savings plan, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or on the Internet. If you have more than one account, you may receive separate e-mail notifications for each account.

You may sign up for electronic delivery in two ways:

•	If you vote online as described above, you may sign up for electronic delivery at that time.

•	Any stockholder with computerized access to the Internet may consent at any time to receive electronic notification of these documents by following the enrollment instructions available at http://www.cornproducts.com.

If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.

If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

What are the benefits of electronic delivery?

Electronic delivery reduces the company’s printing and mailing costs. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares online. If you have shares in more than one account, it is an easy way to avoid receiving duplicate copies of proxy materials.

What are the costs of electronic delivery?

The company charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

May I change my mind later?

Yes. You may discontinue electronic delivery at any time. For more information, call 708-551-2600.

What is “householding”?

We have adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

What if I want to receive a separate copy of the annual report and proxy statement?

If you participate in householding and wish to receive a separate copy of the 2006 annual report and 2007 proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please call us at 708-551-2600. We will deliver the requested documents to you promptly upon your request. You can have these materials delivered to you electronically by following the enrollment instructions available at http://www.cornproducts.com. Please also keep in mind that this proxy statement and the accompanying 2006 annual report to stockholders will be published and available for viewing and copying in the “Investors” section of the company’s web site at http://www.cornproducts.com.

Board of Directors

Election of Directors

The terms of four Class I directors are expiring at the annual meeting. Each of these four directors is nominated for election, with each nominee to hold office for a three-year term expiring in 2010. These directors and our other seven directors are listed on pages 5 to 9, with brief biographies. The Board of Directors has determined that the following 9 directors satisfy the New York Stock Exchange’s definition of independent director: R.J. Almeida, G.E. Greiner, P. Hanrahan, K.L. Hendricks, B.H. Kastory, G.B. Kenny, B.A. Klein, W.S. Norman and J.M. Ringler.

All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If, for any reason, any of the nominees cannot be a candidate for election at the annual meeting, the proxies will be voted for substitute nominees designated by the board unless it has reduced its membership prior to the annual meeting. The board does not anticipate that any of the nominees will be unavailable to serve if elected. The nominees and the directors continuing in office will normally hold office until the annual meeting of stockholders in the year indicated on this and the following pages and until their successors have been elected and have qualified.

Class I nominees for three year terms expiring in 2010

KAREN L. HENDRICKS

Age — 58
Director since 2000
Chairman of the Finance Committee and member of the Corporate Governance and
Nominating Committee

Former Chairman, President and Chief Executive Officer of Baldwin Piano & Organ Company

Ms. Hendricks served from 2003 until 2005 as a Leadership Development Consultant at Lee Hecht Harrison, a global career management services organization. From 1994 to April 2001, she served as Chairman, President and Chief Executive Officer of Baldwin Piano & Organ Company, a maker of fine musical instruments. Ms. Hendricks is a Trustee of KCP Income Trust and a board member of KIK Custom Products; Vice Chair of the Board of Trustees of The Ohio State University, on the Executive Committee of the Board of Directors of the Cincinnati Chapter of the American Red Cross, on the Board of Trustees of the Association of Governing Boards of Universities & Colleges, and Chairman of the Board of the James Cancer Hospital and Richard Solove Research Center.

BERNARD H. KASTORY

Age — 61
Director since 1997
Member of the Audit Committee

Professor in the Department of Management and Business at Skidmore College

Mr. Kastory was appointed to his present teaching position in 2001 following his retirement from Bestfoods, formerly known as CPC International, a global producer of consumer food products that was acquired by Unilever in 2000. Previously, he served as Senior Vice President — Asia, Latin America and Baking Operations of Bestfoods, and prior thereto he served as Senior Vice President — Finance and Administration from 1997 until 1999, as Chairman and Chief Executive Officer of Bestfoods’ Baking Business from 1995 until 1997 and as President of its Corn Refining Business and Vice President of CPC International since 1992.

BARBARA A. KLEIN

Age — 52
Director since 2004
Member of the Audit Committee

Senior Vice President and Chief Financial Officer of CDW Corporation

Ms. Klein is the Senior Vice President and Chief Financial Officer of CDW Corporation, a direct marketer of multi-brand information technology products, since 2002. Previously, she served as the Vice President and Chief Financial Officer of Dean Foods Company, a food and beverage company, from 2000 to 2002 and was the Vice President and Corporate Controller of Ameritech Corporation, a telecommunications company, from 1996 to 2000. Ms. Klein belongs to the Financial Executives Institute, the Chicago Finance Exchange and the Chicago Network. She also serves on the board of the Tax Assistance Program, a not-for-profit entity.

SAMUEL C. SCOTT III

Age — 62
Director since 1997

Chairman, President and Chief Executive Officer of the Company

Mr. Scott has served as Chairman and Chief Executive Officer of the company since February 2001 and President since 1997. Mr. Scott also served as Chief Operating Officer from 1997 through January 2001. Prior thereto, he served as President of the worldwide Corn Refining Business of CPC International, Inc; now Unilever Bestfoods, from 1995 to 1997 and was President of CPC International’s North American Corn Refining Business from 1989 to 1997. He was elected a Vice President of CPC International in 1991. Mr. Scott is a director of Motorola, Inc., The Bank of New York, ACCION International, The Executives’ Club of Chicago, Inroads Chicago and The Chicago Council on Global Affairs. He is also a Trustee of the Conference Board. Mr. Scott is Lead Director of Motorola and Chairman of Motorola’s Compensation and Leadership Committee.

The Board recommends that you vote FOR the nominees for Class I directors.

Class II directors continuing in office until 2008

RICHARD J. ALMEIDA

Age — 64
Director since 2001
Chairman of the Compensation Committee and member of the Corporate Governance and Nominating Committee

Former Chairman and Chief Executive Officer of Heller Financial, Inc.

Mr. Almeida retired in 2001 as Chairman and Chief Executive Officer of Heller Financial, Inc., a commercial finance and investment company, a position he had held since 1995. He served as Executive Vice President and Chief Financial Officer of Heller Financial from 1987 until 1995. Before that service, he was an executive with Citicorp/Citibank, a full service bank, serving in various capacities. Mr. Almeida is a director of UAL Corporation, The Marmon Group, E-Funds Corporation, CARE(USA) and High Jump.

GUENTHER E. GREINER

Age — 68
Director since 1998
Member of the Finance Committee

President of International Corporate Consultancy LLC

Mr. Greiner formed International Corporate Consultancy LLC, a global finance-consulting firm for which he serves as President, upon his retirement from Citicorp/Citibank, N.A., a full service bank, in April 1998. He joined Citibank Germany in 1965 and was appointed a vice president in 1974. After successive assignments in Europe, North America, Africa and the Middle East, he became an executive vice president of the World Corporate Group in 1989 and senior group executive and executive vice president of Citibank’s Global Relationship Bank in 1995. He is also a director of Ermenegildo Zegna Corp. USA, EZ Holditalia SpA, AICGS — The Johns Hopkins University, and Alan Real Estate S.A. He is also a Director Emeritus of the New York Philharmonic and a member of the Cornell Council of the Weill Cornell Medical College and New York-Presbyterian Hospital. Mr. Greiner is a member of the International Advisory Council of The International Center in New York.

GREGORY B. KENNY

Age — 54
Director since 2005
Member of the Audit Committee

President and Chief Executive Officer of General Cable Corporation

Mr. Kenny is President and Chief Executive Officer of General Cable Corporation (since 2001), a manufacturer of aluminum, copper, and fiber-optic wire and cable products. From 1999 to 2001 he served as President and Chief Operating Officer of General Cable Corporation; from 1997 to 1999 he served as Executive Vice President and Chief Operating Officer; from 1994 to 1997 he served as Executive Vice President, Sales and Marketing; and from 1992 to 1994 he served as President, Consumer Products Group. He is also a director of IDEX Corporation and a member of the Board of Governors for NEMA (National Electrical Manufacturers Association). In addition, Mr. Kenny serves on the boards of the Cincinnati Museum Center and Big Brothers/Big Sisters of Greater Cincinnati.

JAMES M. RINGLER

Age — 61
Director since 2001
Chairman of the Audit Committee and member of the Corporate Governance and
Nominating Committee

Chairman of the Board of NCR Corporation and Former Vice Chairman of Illinois Tool Works Inc.

Mr. Ringler is the Chairman of the Board of NCR Corporation, an information technology company. He served as the interim Chief Executive Officer of NCR from March 2005 until September 2005. Mr. Ringler retired in 2004 as Vice Chairman of Illinois Tool Works Inc. where he had worked since 1999. Illinois Tool Works Inc. is a multinational manufacturer of highly engineered products and specialty systems. From October 1997 to December 1999, he was Chairman of the Board, President and Chief Executive Officer of Premark International, Inc., a multinational manufacturer and marketer of food equipment, decorative products and consumer products. From 1996 to September 1997, he served as President and Chief Executive Officer of Premark International, Inc. and as President and Chief Operating Officer from 1992 until 1996. Mr. Ringler is also a director of The Dow Chemical Company, FMC Technologies, Inc. and Autoliv, Inc. Mr. Ringler is also a National Trustee of the Boys and Girls Clubs of North America, Midwest Region and a Director of the Lyric Opera of Chicago.

Class III directors continuing in office until 2009

LUIS ARANGUREN-TRELLEZ

Age — 45
Director since 2003
Member of the Finance Committee

Executive President of Arancia Industrial, S.A. de C.V.

Mr. Aranguren-Trellez has been the Executive President of Arancia Industrial, S.A. de C.V., a holding company with interests in the food industry and manufacture of food preparations and pharmaceuticals, since 2000. Arancia Industrial is a Mexican company that is controlled by Mr. Aranguren-Trellez’s father, Mr. Ignacio Aranguren Castiello, and his family, and was the former joint venture partner with the company in corn wet milling and refining operations in Mexico. Previously, Mr. Aranguren-Trellez served as Operations Director of CPIngredientes, S.A. de C.V., the company’s Mexican subsidiary, from 1996 until 2000, and had served in various other management positions with that company and its predecessors since 1989. He was also a director of Sistemas Pecuarious, S.A. de C.V. from 1998 to 2004, a joint venture between private Mexican and Great Britain companies, and he is at present a Chairman of Pacific Star Holding, S.A. de C.V. (PSH) a private Mexican company. Mr. Aranguren-Trellez is also a member of the Regional Consulting Board of Telefonos de Mexico, S.A. de C.V., as well as of Banco Nacional de Mexico, S.A., the Citicorp Mexican bank subsidiary.

PAUL HANRAHAN

Age — 49
Director since 2006
Member of the Compensation Committee

President and Chief Executive Officer of The AES Corporation

Mr. Hanrahan is the President and Chief Executive Officer of The AES Corporation, one of the world’s leading independent power producers. He was Executive Vice President and Chief Operating Officer and President and Chief Executive Officer of AES China Generating Co., Ltd. from 1993 until 2002, and Managing Director of AES Transpower from 1990 until 1993. He joined AES in 1986 as a Project Director. Mr. Hanrahan serves as a director of The AES Corporation.

WILLIAM S. NORMAN

Age — 68
Director since 1997
Lead Director, Chairman of the Corporate Governance and Nominating Committee
and member of the Compensation Committee

Former President and Chief Executive Officer of the Travel Industry Association of America

Mr. Norman retired in 2005 from the Travel Industry Association of America, a trade association for the travel industry, where he had been President and Chief Executive Officer since 1994. Previously, he served as Executive Vice President of the National Railroad Passenger Corporation (AMTRAK), a rail transportation company, from 1987 to 1994. He is the Chairman of the Board of the Logistics Management Institute, a nonprofit consulting organization dedicated to improving management of the US public sector, and a director of Travel Industry Association of America and the International Consortium for Research on the Health Effects of Radiation. He is also a Vice Chairman of the Board of Trustees of West Virginia Wesleyan College and a member of the Board of Overseers of the Hospitality Hall of Honor and Archives.

The Board and Committees

The business and affairs of the company are conducted under the direction of its Board of Directors.

The board held 7 meetings in 2006. Each director attended at least 75 percent of the meetings of the board and the committees of the board on which he or she served during 2006. As a group, the directors’ meeting attendance averaged 96 percent for the year.

The company encourages, but does not require, its directors to attend the annual meeting of stockholders. Last year, 10 of our 11 directors attended the annual meeting of stockholders.

Non-management directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the board. “Non-management” directors are all those who are not company officers and may include directors who are not “independent” by virtue of the existence of a material relationship with the company.

Board policy requires outside directors to retire no later than the annual meeting following their 72nd birthday. Employee directors, including the CEO, are required to retire from the board upon retirement as an employee, unless the board determines otherwise in unusual circumstances.

The company’s Governance Principles and Policies on Business Conduct are available in the “Governance” section of the company’s web site at http://www.cornproducts.com.

Lead Director.  The Chairperson of the Corporate Governance and Nominating Committee serves as Lead Director. The responsibilities of the Lead Director include attending and presiding at meetings of the Board of Directors in the absence of the Chairperson and presiding at executive sessions conducted without management, except for meetings where executive performance and compensation are discussed, which are presided over by the Chairperson of the Compensation Committee.

Committees of the Board.  The board currently has four standing committees, the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Finance Committee. Each of these committees operates pursuant to a written charter adopted by the board. These charters are available in the “Governance” section of our web site at http://www.cornproducts.com.

Audit Committee

Our Audit Committee is composed entirely of independent directors as “independent” is defined under the rules of the New York Stock Exchange. Each of the members of the Audit Committee is “financially literate” as required by the rules of the New York Stock Exchange. The board has determined that the company has more than one member of the Audit Committee who meets the legal requirements of an audit committee financial expert, one of whom is Mr. James M. Ringler.

This committee assists the board in fulfilling its oversight responsibilities in the areas related to the financial reporting process and the systems of financial control. The Audit Committee also acts as a separately-designated standing audit committee established in accordance with the Exchange Act. The company’s independent auditors are accountable to and meet privately with this committee on a regular basis.

Members of the Audit Committee are J. M. Ringler (Chairman), B. H. Kastory, G. B. Kenny and B. A. Klein. This committee held 9 meetings during 2006 and has furnished the report appearing on page 40.

Compensation Committee

Our Compensation Committee is composed entirely of independent directors as “independent” is defined under the rules of the New York Stock Exchange. Each of the members of the Compensation Committee is also a “non-employee director” as that term is defined under Exchange Act Rule 16b-3 and an “outside director” as that term is defined in Treasury Regulation § 1.162-27(3).

This committee:

•	together with our other independent directors, discharges the board’s responsibilities relating to compensation of our Chief Executive Officer,

•	reviews and approves the compensation of executive officers of the company other than the Chief Executive Officer, employee benefit plans in which the executive officers participate, and the compensation of outside directors,

•	administers our executive compensation programs and assures that compensation programs are implemented according to our compensation philosophy as established by the Compensation Committee and that compensation actions are aligned with the business strategy, expected financial results and the interests of stockholders,

•	reviews the performance and succession of our elected officers and the developmental actions for the group of managers identified by management as high potential and therefore corporate monitored employees, and

•	administers our deferred compensation plan for our non-employee directors.

Our Compensation Committee, together with our other independent directors, reviews and approves corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluates our Chief Executive Officer’s performance in light of those goals and objectives and, together with our other independent directors establishes our Chief Executive Officer’s compensation, based on the Committee’s evaluation of the Chief Executive Officer’s performance. The corporate goals and objectives are developed by our management and approved by the board. Management recommends base salaries and short- and long-term incentive awards for our executive officers other than our Chief Executive Officer, based on external market information and internal equity. Our Compensation Committee reviews these recommendations and approves the base salaries and short- and long-term incentive awards for the executive officers of the company other than our Chief Executive Officer. The Compensation Committee also reviews and approves compensation under equity-based plans for our executives other than our Chief Executive Officer. Our Compensation Committee has an independent consultant, Hewitt Associates, LLC to advise it with respect to incentive plan design, external market information and other compensation matters. The consultant generally attends meetings of the Committee and also communicates with the Committee outside of meetings.

Our Compensation Committee has told Hewitt Associates that:

•	they are to act independently of management,

•	they are to act at the direction of the Compensation Committee,

•	their ongoing engagement will be determined by the Committee,

•	they are to keep the Committee informed of trends and regulatory developments,

•	they are to provide compensation comparisons based on information that is derived from comparable businesses of a similar size to us, and

•	they are to provide detailed comparative data regarding executive officer compensation.

Our Compensation Committee meets with our Chief Executive Officer annually to review the performance of our executive officers. This meeting includes an in-depth review of our executive officers’ performance and our succession plans. The same review is presented to the full board each year. Similarly, the Compensation Committee reviews the Chief Executive Officer’s performance and meets independently of the Chief Executive Officer to discuss his compensation. This review is also presented to the full board each year.

The members of the Compensation Committee are R. J. Almeida (Chairman), W. S. Norman and P. Hanrahan. This Committee held 4 meetings during 2006.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is composed entirely of independent directors as “independent” is defined under the rules of the New York Stock Exchange.

This committee oversees the general areas of corporate governance and selected company policies as well as the selection of directors.

The company retains a professional third-party search firm to help identify and facilitate the screening and interview process for director nominees. The Corporate Governance and Nominating Committee maintains, with the approval of the board, formal criteria for selecting director nominees. The criteria used for selecting director nominees are included as Appendix A to this proxy statement. In addition to these minimum requirements, the Corporate Governance and Nominating Committee will also evaluate whether the candidates’ skills and experience are complementary to the existing board members’ skills and experience as well as the board’s need for operational, management, financial, international, technological or other expertise. The search firm identifies and screens the candidates, performs reference checks, prepares a biography for each candidate for the Corporate Governance and Nominating Committee to review and assists in setting up interviews. The Corporate Governance and Nominating Committee members interview candidates that meet the criteria and select those that it will recommend to the board for nomination. The board considers the nominees and selects those who best suit the needs of the board for nomination or election to the board.

The Corporate Governance and Nominating Committee will consider qualified candidates for director nominees suggested by our stockholders. Stockholders can suggest qualified candidates for director nominees by writing to the Corporate Governance and Nominating Committee, c/o the Corporate Secretary at 5 Westbrook Corporate Center, Westchester, Illinois 60154. The Corporate Governance and Nominating Committee intends to evaluate candidates proposed by stockholders in the same manner as other candidates.

Members of the Corporate Governance and Nominating Committee are W. S. Norman (Chairman), R. J. Almeida, K. L. Hendricks and J. M. Ringler. This committee held 5 meetings during 2006.

Finance Committee

Our Finance Committee is composed of four directors. This committee assists the board in fulfilling its oversight responsibilities in the specific areas of capital structure, leverage and tax implications thereof; risk management and the preservation of assets, investments, and employee pension plans.

Members of the Finance Committee are K. L. Hendricks (Chairperson), L. Aranguren and G. E. Greiner. This committee held 3 meetings during 2006.

Director Compensation

The following displays the individual components of our outside director compensation. Mr. Scott, whose compensation is included in the Summary Compensation Table below, received no additional compensation for serving as a director.

Annual Board Retainer	$100,000
Annual Audit Committee Chairperson Retainer	$10,000
Annual Corporate Governance and Nominating
Committee Chairperson Retainer and Lead Director Retainer	$15,000
Annual Compensation Committee Chairperson Retainer	$7,000
Annual Finance Committee Chairperson Retainer	$4,000

One half of each retainer is required to be paid to the directors in the form of restricted stock units that are deferred until retirement under our Stock Incentive Plan. Directors may choose to receive the balance of their retainers in cash or to defer all or a portion of the balance into restricted stock units. All directors are reimbursed for board and committee meeting expenses but no meeting attendance fees are paid in addition to the annual retainers.

The following table summarizes the compensation earned by our directors other than Mr. Scott for service during 2006.

	Fees Earned
	or Paid	Stock	All Other
	in Cash	Awards	Compensation	Total
Name	($)	($)(1)(2)	($)(3)	($)

Richard J. Almeida(4)	$—	$107,000	$275	$107,275
Luis Aranguren	$50,000	$50,000	$275	$100,275
Guenther E. Greiner	$50,000	$50,000	$275	$100,275
Paul Hanrahan(5)	$—	$80,000	$—	$80,000
Karen L. Hendricks(6)	$52,000	$52,000	$275	$104,275
Bernard H. Kastory	$50,000	$50,000	$275	$100,275
Gregory B. Kenny	$—	$100,000	$—	$100,000
Barbara A. Klein	$50,000	$50,000	$275	$100,275
William S. Norman(7)	$—	$115,000	$275	$115,275
James M. Ringler(8)	$—	$110,000	$275	$110,275

(1)	Restricted stock units have been valued at the grant date fair value computed in accordance with Statement of Financial Accounting Standards (“SFAS”) 123R. See footnotes 2 and 13 in the notes to our financial statements for the year ended December 31, 2006 contained in our annual report on Form 10-K for a statement of the assumptions made with respect to the valuation under SFAS 123R. The restricted stock units are granted in advance on the first day of each fiscal quarter equal to the amount of the retainer deferred divided by the average of the high and the low price of a share of our common stock on the New York Stock Exchange on the date of grant, or if that day is not a day on which the New York Stock Exchange is open for trading on the immediately preceding day the exchange is open for trading. The restricted stock units are not subject to vesting but cannot be transferred until a date not less than six months after the date the director retires at which time the units will be settled by delivery of shares of common stock.

(2)	As of December 31, 2006, each director has the following aggregate number of restricted stock units accumulated in his or her deferral account for all years of service as a director, including additional share units credited as a result of the reinvestment of dividend equivalents: Richard J. Almeida, 21,301 units; Luis Aranguren, 2,916 units; Guenther E. Greiner, 17,172 units; Paul Hanrahan, 2,642 units; Karen L. Hendricks, 16,364 units; Bernard H. Kastory, 24,844 units; Gregory B. Kenny, 6,898 units; Barbara A. Klein, 5,481 units; William S. Norman, 32,636 units; and James M. Ringler, 21,890 units.

(3)	Reflects dividends earned on 888 restricted shares granted to directors in May 2004 for their service as a director. The underlying shares are vested but remain restricted as to transfer until termination of service from the Board of Directors. In addition to the amounts shown, directors may participate in a charitable matching gift program available to all salaried employees and directors which provides for matching contributions by the company of up to $5,000 per year.

(4)	Compensation Committee Chairperson

(5)	Mr. Hanrahan joined the Board on March 14, 2006.

(6)	Finance Committee Chairperson

(7)	Corporate Governance and Nominating Committee Chairperson and Lead Director

(8)	Audit Committee Chairperson

The following table contains information relating to stock options held by directors at December 31, 2006.

	Option Awards
	Number of
	Securities
	Underlying	Option
	Unexercised	Exercise	Option
	Options	Price	Expiration
Name	(#)	($)	Date

Richard J. Almeida	4,000	$14.1650	10/01/11
	4,000	$16.5650	05/01/12
	4,000	$14.8800	04/30/13
Karen L. Hendricks	4,000	$14.1650	10/01/11
	4,000	$16.5650	05/01/12
	4,000	$14.8800	04/30/13
Bernard H. Kastory	4,000	$14.1650	10/01/11
	4,000	$16.5650	05/01/12
	4,000	$14.8800	04/30/13
William S. Norman	4,000	$14.1650	10/01/11
	4,000	$16.5650	05/01/12
	4,000	$14.8800	04/30/13
James M. Ringler	4,000	$14.1650	10/01/11
	4,000	$16.5650	05/01/12
	4,000	$14.8800	04/30/13

These options were granted in October 2001, May 2002 and April 2003. This program was then discontinued. All of the options became exercisable one half on the first anniversary of the date of grant and the balance became exercisable on the second anniversary of the date of grant.

Mr. Greiner exercised 12,000 options in 2006 and the value realized upon such exercise, defined as the number of options exercised multiplied by the difference between the closing price on the date of exercise and the exercise price was $154,760.

Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of December 31, 2006, all persons or entities that the company knows are beneficial owners of more than five percent of the company’s issued and outstanding common stock.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class

FMR Corp.(1)	11,031,298	14.861%
82 Devonshire Street Boston, Massachusetts 02109

(1)	The ownership information disclosed above is based on Amendment No. 3 to the Schedule 13G report that FMR Corp. filed with the SEC on February 14, 2007 on behalf of itself and Edward C. Johnson 3d. FMR Corp. has sole voting power for 3,443,758 shares and sole investment power for 11,031,298 shares. Edward C. Johnson, Chairman of FMR Corp., and members of his family may be deemed to form a controlling group with respect to FMR Corp.

The following table shows the ownership of company common stock as of March 1, 2007, of each director, each named executive officer and all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
		Shares Underlying
	Outstanding Shares	Phantom Stock	Percent
	of Company	Units and Restricted	of
Beneficial Owner	Common Stock(1)	Stock Units(2)	Class(3)

R. J. Almeida	21,841	22,130	*
L. Aranguren	4,164	3,285	*
G. E. Greiner	13,135	17,579	*
P. Hanrahan	4,016	3,370	*
K. L. Hendricks	17,305	16,783	*
B. H. Kastory	29,809	25,271	*
G. B. Kenny	7,617	7,638	*
B. A. Klein	5,135	5,857	*
W. S. Norman	28,123	33,553	*
J. M. Ringler	22,231	22,742	*
S. C. Scott	885,549	115,927	1.3%
C. K. Beebe	113,126	—	*
J. C. Fortnum	189,776	4,315	*
J. L. Fiamenghi	171,997	—	*
J. B. Hebble	77,873	—	*
			*
All directors and executive officers as a group (21 persons)	2,141,651	311,401	3.3%

(1)	Includes shares of company common stock held individually, jointly with others, in the name of an immediate family member or under trust for the benefit of the named individual. Unless otherwise noted, the beneficial owner has sole voting and investment power. Fractional amounts have been rounded to the nearest whole share.

Includes shares of company common stock that may be acquired within 60 days of March 1, 2007, through the exercise of stock options granted by the company in the following amounts: 12,000 for R. J. Almeida, 12,000 for K. L. Hendricks, 12,000 for B. H. Kastory, 12,000 for W. S. Norman, 12,000 for J. M. Ringler, 736,500 for S. C. Scott, 88,000 for C. K. Beebe, 156,000 for J. C. Fortnum, 72,500 for J. L. Fiamenghi, 49,500 for J. B. Hebble, and 1,578,000 for all directors and executive officers as a group.

Includes shares of the company’s common stock subject to restricted stock awards as follows: R. J. Almeida 888, L. Aranguren 888, G. E. Greiner 888, K. L. Hendricks 888, B. H. Kastory 888, B. A. Klein 888, W. S. Norman 888, J. M. Ringler 888, C. K. Beebe 5,334, J. C. Fortnum 5,334, J. L. Fiamenghi 5,334 and J. B. Hebble, 5,334. The restricted stock awards granted to executive officers and management employees vest in five years; the awards of restricted stock granted to directors as part of their annual retainer are vested but are restricted as to transfer until termination from the Board of Directors. Holders of restricted stock awards are entitled to vote the shares of company common stock subject to those awards prior to vesting.

Includes shares of the company’s common stock held in the Corn Products International Stock Fund of our Retirement Savings Plan as follow: S. C. Scott 38,662, C. K. Beebe 3,691, J. C. Fortnum 6,924 and J. B. Hebble 3,998.

(2)	Includes shares of company common stock that are represented by deferred phantom stock units and restricted stock units of the company credited to the accounts of the outside directors and certain executive officers. The directors and executive officers have no voting or investment power over the company’s common stock by virtue of their ownership of phantom stock units and restricted stock units.

(3)	Less than one percent, except as otherwise indicated.

Executive Compensation

Compensation Discussion and Analysis

This section provides information concerning our compensation programs in which our principal executive officer, principal financial officer and our three most highly-compensated executive officers other than our principal executive officer and principal financial officer (“named executive officers”) participated in 2006. The named executive officers are based in the U.S., other than Mr. Jorge Fiamenghi who is an employee of our Brazilian subsidiary. This discussion includes information concerning, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Overview of Compensation Philosophy and Programs

Our executive compensation programs are designed and administered by the company. Through the execution of its charter, our Compensation Committee maintains approval authority over all forms of compensation for our named executive officers, including base salary, short- and long-term incentive compensation and plan design, goal approval and approval of our compensation philosophy. Our Compensation Committee acts with the advice of nationally-known compensation consulting firm, Hewitt Associates LLC.

We are committed to maximizing stockholder value, and we are dedicated to attracting and retaining the necessary talent to accomplish this objective. Our compensation philosophy is designed to directly align the interests of stockholders and employees through compensation programs that will reward employees for performance that builds long-term stockholder value.

The objectives of our compensation programs are to:

•	Focus, align and motivate management to execute our business strategy and to enhance stockholder value,

•	Attract and retain outstanding and talented executives who can execute our strategy and deliver the best business results, and

•	Reinforce pay-for-performance by aligning the distributions from compensation programs with results. Adjustments to base salary and incentive compensation are based on the achievement of tangible measurable results.

We use a variety of compensation elements to achieve these objectives, including base salary, annual incentives, equity-based awards, employee benefits, and a modest amount of perquisites, all of which we discuss in detail below.

To meet our objectives, elements of compensation are based on three fundamental principles.

The Named Executive Officers’ Compensation Will be Performance-Based.  Our executive compensation programs are designed to motivate our executive officers to maximize stockholder returns by achieving growth and value generation goals. This has been our philosophy since we became an independent public company. Our programs provide this motivation in a number of ways. In terms of cash compensation, target award opportunities provided to our named executive officers under our Annual Incentive Plan (which pays bonuses on the basis of performance over a one-year period) range from 75% to 105% of the named executive officer’s salary. Whether and to what extent payments are made under the Annual Incentive Plan depends entirely on the extent to which company-wide, business unit and individual goals approved by the Compensation Committee, based on financial goals for the company approved by the Board of Directors, are achieved. Equity-based compensation is, as discussed below, delivered in the form of performance shares which are earned if, and only to the extent that, specific performance goals approved by the Compensation Committee, based on financial goals for the company approved by the Board of Directors, are met, and stock options, which only have value if our common stock appreciates in value after the date the stock options are granted.

A Substantial Portion of Named Executive Officer Compensation Will be Delivered in the Form of Equity Awards.  The Compensation Committee believes that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our named executive officers with the interests of our stockholders. This has also been our philosophy since we became an independent public company. In 2006, approximately half of the equity compensation provided to our named executive officers was delivered in the form of performance shares. The balance of the equity compensation delivered to our named executive officers in 2006 was in the form of stock options that vest based on the passage of time, focusing executives on the creation of stockholder value over the long term and encouraging equity ownership.

Our Compensation Program for Named Executive Officers is Designed to Enable Us to Attract and Retain First-Rate Executive Talent.  Stockholders are best served when we can attract and retain talented executives with compensation packages that are competitive and performance driven. Therefore, we target base pay for the named executive officers at the 50th percentile relative to officers of a compensation survey group of companies and short- and long-term incentive compensation at the 60th percentile of officers in that group of companies. Targeting incentive compensation at the 60th percentile places more emphasis on variable compensation and motivates and rewards exceptional goal achievement. To assist in making the comparison to the survey group, the Compensation Committee engages Hewitt Associates to provide information regarding compensation practices of the compensation survey group. This market data is also shared with management. In 2006, the compensation survey group consisted of the following 24 companies:

Archer Daniels Midland Company	McCormick & Company, Inc.
Avery Dennison Corporation	MeadWestvaco Corporation
Brown-Forman Corporation	The Mosaic Company
Cargill, Incorporated	Olin Corporation
The Clorox Company	Packaging Corporation of America
ConAgra Foods, Inc.	Potash Corporation of Saskatchewan Inc.
Del Monte Foods Company	Rayonier Inc.
The Dial Corporation	Reynolds American Inc.
General Mills, Inc.	The Sherwin-Williams Company
Graphic Packaging Corporation	Sonoco Products Company
Kellogg Company	UST Inc.
Kimberly-Clark Corporation	Wm. Wrigley Jr. Company

The survey group data generally reflects size and industry appropriate comparables. These companies have business operations that are similar to ours, including similar type industries, sales volumes, market capitalizations and international operations.

We use this compensation survey group because we believe it is representative of industries from which we may attract management talent. We are the 19th largest of the 25 companies including us and the compensation survey group in terms of annual sales. Hewitt Associates adjusts the compensation market data related to the compensation survey group to reflect our size. We also periodically obtain publicly-available competitive compensation data reflecting companies whose size is similar to ours representing general industries to provide a broader view of compensation levels and trends. For purposes of measuring comparative investment returns we utilize a different group of 30 companies (the “performance plan peer group”) who, based on their standard industrial classification codes, are engaged in businesses similar to ours. We use this group, which consists of companies that were included in the former S&P Basic Materials Index, as we were, because we believe investors are more likely to consider the stocks of these companies as alternatives to an investment in our stock than the companies in the compensation survey group in part because their business operations are more similar to ours. We believe the use of two separate groups of companies is not uncommon given the different purposes for comparison.

We determine all elements of compensation annually at the same time in order to consider the relationships between all of the compensation elements as well as assess the appropriateness of the total compensation package for each named executive officer. To accomplish this, we review the strength of our financial performance, the executive officers’ positions and levels of responsibility, internal comparisons, performance, and historical grant levels, as well as the competitive market data of the compensation survey group.

Elements of Compensation

This diagram depicts the elements of compensation we provide, and the shaded boxes under the Annual Incentive Box and those under the Performance Shares Box identify the metrics we used in 2006 to measure performance and earn those two components of compensation.

Since we became an independent public company, our compensation program has had five components: base salary, annual incentives, long-term incentive compensation, benefit programs broadly available to employees and a modest amount of perquisites. Each element is addressed in the context of competitive conditions and internal comparisons. The annual and long-term incentive plans’ designs, including objectives, metrics, thresholds and other elements are reviewed annually for alignment to business objectives and competitiveness. Accordingly, there may be changes from year to year in the metrics or other plan design elements we use to measure performance and earn those two components of compensation.

Base Salary:  We target base salaries at the 50th percentile of the compensation survey group in an effort to be competitive with median compensation levels for the positions we fill. The specific named executive officer’s salary varies based on the level of his or her responsibility, experience, time in position, internal equity considerations and individual performance. Salaries are reviewed annually. All salary actions with respect to named executive officers other than the Chief Executive Officer are recommended by our Chief Executive Officer and reviewed and approved by the Compensation Committee.

Annual Incentive Plan:  In December 1997, our Board of Directors adopted our short-term incentive cash compensation program, which has been designated the Annual Incentive Plan, for officers and other key domestic and international employees, including the named executive officers. The Annual Incentive Plan was approved by our stockholders in 2000. This plan was amended and the amendments were approved by our stockholders in 2005.

Since its implementation in 1998, the Annual Incentive Plan has fostered and supported our pay-for-performance philosophy by providing executive officers and other employees with direct incentives to achieve specific financial goals that are recommended by management and reviewed and approved by the Compensation Committee based upon financial goals for the company approved at the beginning of the year by our Board of Directors. These plan goals are intended to align performance with our stockholders’ interests. We target bonus levels for our executive officers to place them at the 60th percentile of bonus levels for executive officers in their positions in the compensation survey group in order to place more emphasis on variable compensation and to motivate and reward exceptional goal achievement. Actual payments relative to target bonus levels are based on performance. The variable annual incentive compensation closely links total cash compensation to annual financial results, delivering lower than market total cash compensation in times of poor financial performance and higher total cash compensation in times of excellent performance.

The Compensation Committee approves an annual incentive target for each named executive officer expressed as a percentage of base salary as recommended by management. For 2006, the target awards for the named executive officers ranged from 75% to 105% of base salary depending on the officer’s position, as shown in the table below.

Executive Annual Incentives — 2006

	Target Payout	Payout Range	Target		Maximum
Name	as a % of Salary	% of Target	Award		Award

S. C. Scott	105%	0-200%	$900,900		$1,801,800
C. K. Beebe	75%	0-200%	$300,000		$600,000
J.C. Fortnum	75%	0-200%	$280,500		$561,000
J.L. Fiamenghi	75%	0-200%	$262,500	(1)	$525,000	(1)
J.B. Hebble	75%	0-200%	$246,000		$492,000

(1)	These figures are in U.S. dollars. Mr. Fiamenghi is employed by our Brazilian subsidiary and is paid in Brazilian Reais. His amounts earned in U.S. dollars will be converted to Brazilian Reais at the time of payment.

Annual incentives paid for 2006 were determined based upon achievement of goals set for corporate and business units’ financial results, achievement of cash flow from operations goals and the achievement of individual strategic objectives. Financial objectives for 2006 were weighted at 60% for the achievement of earnings per share and operating income goals and 20% for the achievement of cash flow from operations goals. The remaining 20% was based on the accomplishment of individual strategic objectives tied to our strategy, execution of divisional goals and cost savings. Management recommended and the Compensation

Committee approved this weighting because they viewed earnings per share and operating income as the foundation for our growth and, as a result stockholder value, cash flow from operations as another key financial metric, and individual strategic objectives as a means to incent named executive officers to achieve results in a segment of our strategy. A scale developed for each metric permits participants in our Annual Incentive Plan to earn from 0% up to 200% of their annual incentive targets. The Compensation Committee can further adjust the total amount earned and calculated by the formula to anywhere from no amount earned to 150% of the calculated amount based on the relative strength or weakness of the individual’s performance, provided that adjustments to the calculated amount for named executive officers intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code are only permitted to the extent such adjustments would not cause any portion of the payment to be nondeductible pursuant to Section 162(m) of the Code.

Weightings Assigned in 2006 to Each Performance Objective under the
Annual Incentive Plan for the Named Executive Officers

	Financial Objectives
	60% weight
		Divisional	Cash Flow from	Strategic Metrics/
	Earnings	Operating	Operations	Individual Goals
	per Share	Income	20% weight	20% weight

S.C. Scott	100%	—	100%	100%
C.K. Beebe	100%	—	100%	100%
J.C. Fortnum	60%	40%	100%	100%
J.L. Fiamenghi	60%	40%	100%	100%
J.B. Hebble	60%	40%	100%	100%

For 2006, the performance objectives for each of the named executive officers included earnings per share of $1.46 and cash flow from operations of $199 million to achieve target award levels. Our 2006 earnings per share and cash flow from operations were $1.63 per share and $230 million. Each of the named executive officers also had a strategic objective. Those goals included cost saving initiatives and/or specific divisional financial and/or growth measures.

The individual strategic objectives for the named executive officers included goals specific to their areas of responsibility. These objectives included cost reduction, business integration and financial growth goals. Our Chief Executive Officer reviewed the performance with regard to individual strategic objectives for the other named executive officers and made a judgment regarding the extent to which each objective was achieved. In Mr. Scott’s judgment, all of the individual strategic objectives were achieved and the Compensation Committee agreed with Mr. Scott’s judgment. We believe that all of the individual strategic objectives were difficult to achieve. Further, for two of the named executive officers our Chief Executive Officer recommended and the Committee approved increases to the incentives earned based on the quality of their individual accomplishments and the strength of the company’s performance.

Mr. Scott’s individual objectives for 2006 established by the Committee were to:

•	achieve performance against 2006 financial goals

•	implement strategic goals

•	develop managements’ leadership skills

•	implement the highest standards of corporate governance

The Committee determined that Mr. Scott surpassed the goals he was given. In addition to the amount due to Mr. Scott under the Annual Incentive Plan, the Committee approved a bonus of $184,866 based on the quality of Mr. Scott’s leadership, his excellent performance in 2006 and the strength of the company’s performance in 2006.

In order to be eligible to receive an incentive payment for a performance period, a named executive officer must (i) be an employee of the company on the last day of the performance period, or have terminated employment during the performance period due to retirement, disability or death, and (ii) have been employed by the company during at least six months of the performance period. A named executive officer who is eligible to receive an incentive payment for a performance period, but who was not actively employed during the entire performance period, will receive a prorated payment determined in accordance with rules approved by the Compensation Committee. Annual incentive awards for each performance period are to be paid within two and one-half months after the end of the one-year performance period.

Long-term Incentive Compensation:  The principal purpose of our long-term incentive compensation program is to promote our long-term financial success through achievement of long-range performance goals that will enhance our value, and, as a result, should enhance the price of our stock and our stockholders’ returns on their investments. For our named executive officers, long-term incentive compensation comprises approximately half of the total of their base, annual incentive and long-term compensation, which we feel is an appropriate balance of annual and longer-term compensation. We award long-term incentives to our executive officers in the form of non-qualified stock options and performance shares, granted pursuant to our Stock Incentive Plan. Our goal is to provide awards such that approximately 50% of the value of the long-term incentive award is delivered in the form of non-qualified stock options and the remaining 50% in the form of performance shares. We use these allocations to provide a balance of the key drivers of stockholder value creation, with stock options providing compensation based solely upon increases in our share price, and performance shares providing compensation based both upon relative share price appreciation and the achievement of specific corporate performance goals that are not subject to market fluctuations but ultimately tend to be closely correlated with increasing stockholder value. We continue to evaluate the appropriate mix of long-term incentive compensation vehicles in comparison to the market to best support our long-term business strategy.

Long-term incentive award amounts are established based on position level using competitive market data of the compensation survey group. Stock option awards to executive officers may be adjusted upwards or downwards based upon individual performance. The Compensation Committee approves recommended stock option and performance share awards for each named executive officer. The Compensation Committee considers any performance-related adjustments and approves these awards. The Compensation Committee has delegated jointly to James Hirchak, our Vice President of Human Resources, and Samuel Scott, Chairman, President and Chief Executive Officer, the ability to grant equity-based awards (stock options and restricted stock units) from an annual pool of 50,000 shares to employees who are not executive officers for the purpose of retention, in connection with initial employment offers, and to reward exceptional performance.

Stock Options.  In determining the January 2006 grant of non-qualified stock options, 50% of the targeted long-term incentive compensation value was converted to a number of stock options using an estimated Black-Scholes option value. Stock options were granted to eligible management employees and the exercise price of such options was established on January 24, 2006 (the day of the Committee approval). These were non-qualified stock options with ten-year terms that vested 50% upon the first year anniversary of the grant, and the remaining 50% upon the second year anniversary of the grant.

In recent years we have made option grants annually in January. We make the grants at the same time other elements of compensation are determined so that we can consider all elements of compensation in making the grants. We have always set the exercise price as the average of the high and low prices of our common stock on the date of grant and have historically granted non-qualified options. Beginning in 2008, the exercise price will be the closing price on the date an option is granted.

Performance Shares.  Performance share awards are granted for overlapping three-year performance periods beginning with the year of the grant. Fifty percent of the performance shares are earned based on the achievement of relative cumulative total stockholder returns (the TSR percentile ranking discussed below) and 50% of such payments are based on achievement of return on capital employed goals (the ROCE goal discussed below). For the 2006 performance share awards, a named executive officer can earn up to 200% of his or her performance share award based on our cumulative performance over the entire three-year performance period as measured against total stockholder return and our results in achieving our return on capital employed goal.

The performance shares are earned and payable only after the third year in the performance cycle, based on the performance targets detailed in the TSR and ROCE charts below. No dividends are earned on any performance shares during the cycle.

The total stockholder return (“TSR”) goal for the 2006-2008 cycle is based on the percentile ranking with respect to the performance plan peer group with performance shares earned in accordance with the following chart (with interpolation between levels stated in the chart):

		Percent of Target
TSR Percentile		Performance Share
Ranking		Award Earned

≥	80th	200% (maximum)
	70th	150%
	55th	100% (target)
	50th	75%
	40th	50% (threshold)
<	40th	0%

Unless otherwise determined by the Compensation Committee, a minimum of a positive TSR must be achieved at the end of the three-year cycle for this portion of the performance share award to be earned.

TSR is determined for this purpose as follows:
TSR = (Change in Stock Price + Dividends Paid)/ Beginning Stock Price

Change in Stock Price is the difference between the Beginning Stock Price and the Ending Stock Price. Beginning Stock Price is the average of the daily average prices for each of the 20 trading days immediately prior to the first day of the performance period. Ending Stock Price is the average of daily average prices for each of the last 20 trading days of the performance period. The daily average prices are the average of the high and low price on the New York Stock Exchange for one share of common stock on the date of determination. Dividends Paid are the total of all dividends paid on one share of common stock during the applicable calendar quarter(s) during the performance period with dividends treated as though they are reinvested at the end of each calendar quarter based on the stock price at the end of each calendar quarter.

The Beginning Stock Price for the 2006-2008 cycle is $23.433.

The performance plan peer group is the 30 companies listed below who, based on their standard industrial classification codes, are similar to us. If two companies in the group merge, or one is acquired, the new company will be included in the group. If a company merges with a company not in the group or if a company declares bankruptcy, the company will be removed and its TSR will not be included as part of the performance plan peer group.

AGRICULTURAL PROCESSING	AGRICULTURAL CHEMICALS

Archer-Daniels Midland Company	Agrium, Inc.
Bunge Limited	Monanto Company
Gruma, S.A. de C.V.	Potash Corporation of Saskatchewan, Inc.
MGP Ingredients, Inc.	Syngenta AG — ADR
Penford Corp.	Terra Industries, Inc.
Tate & Lyle PLC — ADR	Terra Nitrogen Co.-LP

AGRICULTURAL PRODUCTION/FARM PRODUCTION	PAPER/TIMBER

Alico, Inc.	Abitibi-Consolidated Inc.
Alliance One Intl Inc.	Aracruz Celulose S.A. — ADR
Charles River Labs International Inc.	Bowater, Inc.
Delta & Pine Land Co.	Buckeye Technologies Inc.
Universal Corporation	Caraustar Industries, Inc.
Chesapeake Corporation
Deltic Timber Corp.
Domtar Inc.
MeadWestvaco Corporation
Pope & Talbot Inc.
Potlach Corporation
Smurfit-Stone Container Corporation
Wausau Paper Corporation

These companies were recommended by management and approved by our Compensation Committee on the basis of their Standard Industrial Classification codes and their inclusion in the former S&P Basic Material Index in which we were also included. The performance plan peer group is utilized for this purpose rather than the compensation survey group because we believe investors are more likely to consider the stocks of these companies as alternatives to an investment in our stock than the companies in the compensation survey group in part because their business operations are more similar to ours. We would rank 15th in terms of annual sales if we were included with the performance plan peer group. We believe that the compensation survey group is more representative of industries from which we may attract talent. Therefore, we use it to determine competitive compensation levels.

The remaining 50% of the performance shares can be earned based on achievement, at the end of the three-year cycle, of a return on capital employed (ROCE) goal that was established at the commencement of the three-year cycle for the 2006 performance plan.

The target return on capital employed that we must achieve for our named executive officers to earn 100% of the remaining 50% of the performance shares is 8.1% for the 2006-2008 performance plan cycle. The calculation is determined by dividing our net operating profit after tax for the third year of the performance cycle by the amount of our capital employed based on the opening balance sheet of the third year of the three-year performance cycle. Capital employed is defined for this purpose as the sum of our total shareholders equity plus cumulative translation adjustment, minority interest in subsidiaries, redeemable common stock and total debt less our cash and cash equivalents. Half of the performance shares award target will be earned according to the following table.

Return on Capital Employed		Percent Earned

≥	9.1%	200%
	8.6%	150%
	8.1%	100%
	7.6%	75%
	7.1%	50%
<	7.1%	0%

The Compensation Committee may change the goal if it determines that an extraordinary event has occurred. The Compensation Committee had never made such a determination. Once the number of performance shares to be awarded based on the company’s performance measures results are known, the Compensation Committee may decrease or eliminate entirely the number of performance shares to be earned based on whether the participant’s individual performance during the performance period was unacceptable. The Compensation

Committee relies upon management recommendations to determine whether performance by named executive officers other than the Chief Executive Officer was unacceptable.

The number of shares of common stock, if any, that recipients of performance share awards in 2006 will receive in relation to such awards will be based upon the extent to which the company attains the total stockholder return and return on capital employed goals approved by the Compensation Committee for the three-year cycle beginning on January 1, 2006 and ending on December 31, 2008. Amounts will be paid in shares of company common stock.

Retirement and Other Benefits.  We also provide benefits such as medical, dental and life insurance and disability coverage to each U.S.-based named executive officer. These benefits are also provided to all eligible U.S.-based employees. Eligible employees, including the named executive officers, can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their active employee benefits. In addition, all salaried employees in the United States are eligible to participate in our Cash Balance Plan, our Retirement Savings Plan, and our Retiree Health Care Spending Accounts (RHCSA). Select employees are provided with Executive Life Insurance, a benefit that was established prior to our becoming an independent public company and this benefit is now frozen.

Cash Balance Plan.  Our Cash Balance Plan is a defined benefit qualified pension plan which is available to all U.S. salaried employees, including the named executive officers other than Mr. Fiamenghi. Accounts of participants in the Cash Balance Plan accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term Treasury notes. Pay credits are calculated as a percentage (3% to 10%) of a salaried employee’s eligible compensation (defined as base salary, overtime, and earned Annual Incentive Plan award). The pay credit percentage is determined by the employee’s years of service and reaches and remains at 10% after 35 years of service. The value of a participant’s account at retirement is paid out either as a life or a joint and survivor annuity or in an optional form, such as a lump sum if certain funding conditions are met. The Cash Balance Plan provides for a 5-year vesting period.

To the extent that an employee’s, including any named executive officer other than Mr. Fiamenghi, annual retirement income benefit under the Cash Balance Plan exceeds the limitations imposed by the Internal Revenue Code, such additional benefits may be provided by our nonqualified Supplemental Executive Retirement Plan through a Cash Balance Make-up Account. All of the named executive officers other than Mr. Fiamenghi participate in the Cash Balance Make-up Account.

Supplemental Executive Retirement Plan (SERP).   The named executive officers, other than Mr. Fiamenghi, in addition to certain other U.S.-based eligible employees are entitled to participate in our Supplemental Executive Retirement Plan. The purpose of this nonqualified, unfunded plan is to (a) permit certain key executives to defer receipt of a portion of current compensation, including short- and long-term incentive payments, until a later year, (b) provide participants and their beneficiaries with the amount of retirement income that is not provided under the Cash Balance Plan or the Retirement Savings Plan by reason of Internal Revenue Service limits on eligible compensation and (c) preserve the opportunity for executives to continue to defer compensation that was deferred under previously maintained plans.

SERP participants are general unsecured creditors of the company. Our SERP is a combination of plans that mirror plans operated by our prior parent before we became an independent public company.

Retirement Savings Plan.  The Retirement Savings Plan is a tax-qualified 401(k) savings plan that offers U.S. salaried employees the opportunity to contribute up to 25% of their eligible compensation on either a before-tax or after-tax basis. The company matches 100% of employee contributions up to the first 6% of eligible compensation contributed. Employee contributions are fully vested upon contribution. Company contributions are vested after three years of qualified employment with the company.

In addition to the Retirement Savings Plan, named executive officers, other than Mr. Fiamenghi, and other eligible employees may participate in the Savings Plan Make-up Account under the nonqualified SERP. Any benefits that are limited under the Retirement Savings Plan due to Internal Revenue Service limits on compensation and deferral limits will be credited to the Savings Plan Make-up Account. The 2006 and 2007

limits on maximum recognizable compensation are $220,000 and $225,000. The limits on pretax elective deferrals in 2006 were $15,000 for persons under 50 and $15,500 for persons aged 50 or more. Those limits for 2007 are $20,000 and $20,500. The company’s matching contributions mirror company contributions to the Retirement Savings Plan. A participant is vested in his or her Savings Plan Make-up Account to the extent that he or she is vested in the Retirement Savings Plan employer matching contributions.

Mr. Fiamenghi participates in our Brazilian subsidiary’s defined contribution plan. Accounts of participants in this plan accrue monthly interest credits according to the actual investment return gained and company and participants’ contributions. The value of a participant’s account at retirement is paid out either as a joint and survivor annuity or as a partial lump sum. There is also a death and disability benefit that is provided based on a formula that takes into account the amount of time between the triggering event and the participant’s normal retirement date. The Brazilian defined contribution plan was modified effective January 2007 so that the value of a participant’s account for all benefits is paid out as an annuity over a specified time period or as a percentage of the outstanding balance.

Retiree Health Care Spending Account (RHCSA).  RHCSA accounts are provided to all eligible U.S.-based employees and provide employees who terminate from the company at or after age 55 with 10 years of service with assistance in purchasing retiree medical and dental care from the company. At termination, qualified employees have access to a RHCSA for themselves and a RHCSA in an equal amount for their then qualified dependents. The balances in these accounts may be used by the retiree and dependents to purchase from the company, at the company’s full cost, the medical and dental benefits provided by the company to active employees.

The balances in these notational accounts are forfeited if the employee terminates employment prior to age 55 with 10 years of service or upon the death of the employee or qualified dependents, respectively.

Executive Life Insurance Plan.  We provide certain U.S. salaried employees with the opportunity to participate in our legacy Executive Life Insurance Plan. This plan was established before we became an independent public company and the plan and plan benefits are frozen. This is a split dollar life insurance plan which provides the participant with a greater death benefit than provided under the company’s basic life insurance plan. Additionally, after the later of age 65 or 15 years of participation in the Plan, participants are given full ownership of the life insurance policies. Participant annual premiums are calculated to pay for the cost of the life insurance being provided. All of the named executive officers except Mr. Fiamenghi participate in this plan.

Perquisites and Other Personal Benefits.  We provide our named executive officers with perquisites and other personal benefits that we believe are reasonable and appropriate because they are competitive with perquisites offered by other employers and better enable the company to attract and retain executives for key positions.

We provide payments to the named executive officers other than Mr. Fiamenghi to assist in payment of premiums on life insurance policies in the Executive Life Insurance Plan. We also reimburse those four named executive officers to assist them in the payment of taxes due as a result of such payments. We also provide each of those officers a car. We lease and pay all the costs of operating those cars, including insurance. Mr. Fiamenghi is provided exclusive use of a company-owned and company maintained car. Each of the named executive officers other than Mr. Fiamenghi also receives financial planning and tax preparation services. We also provide annual physical examinations to our named executive officers and other eligible employees. The values of these perquisites are included in the Summary Compensation Table in the column headed “All Other Compensation.” We believe these perquisites are appropriate because they are competitive with perquisites offered by other employers and not excessive.

Change in Control Agreements.  We have a severance agreement with each of the named executive officers that requires us or a successor company to make certain payments and provide certain benefits if the officer’s employment is terminated by us or the successor company other than because of death, “Disability” or ‘‘Cause” or is terminated by the officer for “Good Reason” within two years after a change in control of the company. Disability, Cause and Good Reason are defined in the severance agreements. These agreements are intended to permit our senior executives to focus on our success in the event of a change in control and to encourage them to remain in our employ in the event of a possible change in control. Information regarding potential payments under these agreements for the named executive officers is provided under the heading “Estimated Potential Payments Upon Change in Control” on page 35.

Executive Stock Ownership Targets

We establish stock ownership targets for our named executive officers. The ownership target for the Chief Executive Officer is ownership of our stock with a value equal to five times his current annual base salary. We count direct and indirect ownership of our common stock, including phantom shares, but not including stock options, as ownership for purposes of our stock ownership targets. The target for each of our other named executive officers is three times his or her current annual base salary. Named executive officers are expected to attain their ownership targets within three to five years from the time the targets become applicable. As of December 31, 2006, Mr. Scott attained an actual ownership level of approximately 11 times his current salary. The other named executive officers have either exceeded their stock ownership targets or are within the three to five year time period from the most recent promotion to achieve the stock ownership target.

Timing of Option Grants

Our Compensation Committee approves management’s recommendations for option grants annually. This has occurred in January in recent years. The Committee approves grants of options to named executive officers at the same time they are granted to all other eligible employees. We do not time such grants in coordination with the company’s possession or release of material, non-public or other information. Meetings of the Compensation Committee are generally scheduled at least a year in advance.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s Chief Executive Officer or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders). For 2006, the grants of stock options, and the payments under the Annual Incentive Plan and the long-term incentive plan awards were designed to satisfy the requirements for deductible compensation. As a result of his excellent performance and the company’s excellent performance in 2006, our Chief Executive Officer received a bonus of approximately $185,000 in January 2007 which will not be deductible to the extent his compensation other than qualifying performance-based compensation received in 2007 exceeds $1 million.

Summary Compensation Table

									Change
									in Pension
									Value and
									Nonqualified
							Non-Equity		Deferred
Name and Principal					Stock	Option	Incentive Plan		Compensation	All Other
Position	Year	Salary		Bonus	Awards(1)	Awards(2)	Compensation(3)		Earnings(4)	Compensation(5)	Total

Samuel C. Scott III, Chairman, President and Chief Executive Officer	2006	$855,250		$184,866	$1,943,458	$771,518	$1,235,134		$418,479	$209,126	$5,617,831
Cheryl K. Beebe, Vice President and Chief Financial Officer	2006	$396,667		—	$620,481	$255,980	$412,000		$98,909	$66,155	$1,850,192
Jack C. Fortnum, VP & President North America	2006	$371,000		—	$620,481	$230,382	$440,000		$73,631	$60,325	$1,795,819
Jorge L. Fiamenghi, VP & President South America	2006	$432,909	(6)	—	$514,612	$244,700	$435,092	(6)	—	$79,832	$1,707,145
Jeffrey B. Hebble, VP and President Asia/Africa	2006	$326,917		—	$507,665	$211,183	$311,000		$50,373	$51,445	$1,458,583

(1)	Value recognized as an expense during 2006 with regard to restricted stock and performance shares awarded for three year performance periods beginning on January 1, 2004, 2005 and 2006 based on the grant date fair value estimated by us for financial reporting purposes. For these purposes and financial accounting purposes the grant date fair value of the awards will be recognized as an expense over the requisite service period, which in the case of performance shares, is the three-year performance period. The performance shares have been valued at the grant date fair value computed in accordance with Statement of Financial Accounting Standards (“SFAS”) 123R. See footnotes 2 and 13 in the notes to our financial statements for the year ended December 31, 2006 contained in our annual report on Form 10-K for a statement of the assumptions made with respect to the valuation under SFAS 123R. We caution that the actual amount ultimately realized by the named executive officer from the disclosed restricted stock and performance share awards will likely vary from the disclosed amounts based on a number of factors, including the amounts of the actual awards, our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

(2)	Value recognized as an expense during 2006 with regard to the stock option awards granted in November 2004 and January 2006 based on the grant date fair values estimated by us using the Black-Scholes option pricing model for financial reporting purposes ($6.6404 and $7.6856 per share, respectively). These options have been valued at the grant date fair value computed in accordance with Statement of Financial Accounting Standards 123R (“SFAS 123R”). See footnotes 2 and 13 in the notes to our financial statements for the year ended December 31, 2006 contained in our annual report on Form 10-K for a statement of the assumptions made with respect to the valuation under SFAS 123R. Generally, the full grant date fair value is the amount the company would expense in its financial statements over the award’s vesting schedule. As Mr. Scott is eligible for retirement, the fair value of his awards that have been held more than a year would generally be expensed in that year. We caution that the actual amount ultimately realized by the named executive officer from the disclosed option awards will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting. These options vest in two equal installments on the first and second anniversaries of the date of grant.

(3)	The amounts shown in this column are cash awards earned in 2006 under our Annual Incentive Plan and paid in 2007. These awards are discussed in further detail in the Compensation Discussion and Analysis under the heading “Annual Incentive Plan.”

(4)	These amounts include the difference between the actuarial present values of the named executive officers accumulated benefits under our Cash Balance Plan (qualified and nonqualified components), and in the case of Mr. Fortnum, a frozen benefit under the Casco Pension Plan for Salaried Employees which was frozen upon Mr. Fortnum’s transfer to the U.S. from Canada on March 1, 1993. These amounts also include the amount by which interest earned on deferred compensation deemed to be invested at the prime rate exceeded the interest that would have been earned on those investments at 120% of the applicable federal long-term rate (as prescribed under section 1274(d) of the Internal Revenue Code).

(5)	These amounts include annual company contributions under the Retirement Savings Plan and the Savings Plan Make-up Account of $83,851, $40,000, $22,260 and $30,715 in the case of S.C. Scott, C.K. Beebe, J.C. Fortnum and J.B. Hebble, respectively, and a contribution of $65,527 under our Brazilian subsidiary’s defined contribution plan in the case of J.L. Fiamenghi. In the case of S.C. Scott, C.K. Beebe, J.C. Fortnum and J.B. Hebble these amounts include a payment to assist in payment of premiums paid on life insurance policies for their benefit and include reimbursement to those four named executive officers to assist them in the payment of taxes due as a result of such payments. The premiums on these policies are based on the insurance company’s underwriting requirements. The payment to assist S.C. Scott in payment of premiums paid on life insurance policies for his benefit was $64,071 and the reimbursement to assist him in the payment of taxes on that payment was $42,714. The amounts include providing a leased car for each of S.C. Scott, C.K. Beebe, J.C. Fortnum and J.B. Hebble. Each of those named executive officers also received financial planning and tax preparation services. J.L. Fiamenghi received the use of a car, which is owned by our Brazilian subsidiary. The value attributable to the personal use of the company automobiles, the cost of financial planning services, and the payments related to the life insurance are included as compensation on the W-2 or Brazilian equivalent of the named executive officers who receive such benefits. None of the other perquisites and other personal benefits included in this column exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits paid to or on behalf of the applicable named executive officer.

(6)	Mr. Fiamenghi is employed by our Brazilian subsidiary and is paid in Brazilian Reais. The amounts shown as salary and non-equity incentive plan compensation are based on the monthly average 2006 exchange rates. The yearly average exchange rate for 2006 was 2.18 Reais per U.S. Dollar. We establish Mr. Fiamenghi’s salary as an amount in U.S. dollars. We set an exchange rate in January 2006 to convert the salary based on U.S. dollars to Brazilian Reais; the exchange rate we used was 2.74 Reais per U.S. Dollar, which was the five-year average exchange rate for 2000 through 2005. The exchange rate used for Mr. Fiamenghi’s payment under the Annual Incentive Plan was 2.71 Reais per U.S. Dollar, the five-year average at the date of payment. The use of the five-year average exchange rates is intended to mitigate the impact of currency fluctuations.

Grants of Plan-Based Awards in Fiscal 2006

The following table contains information relating to grants of awards during 2006 under our Annual Incentive Plan, performance shares under our performance plan and options under our Stock Incentive Plan to the named executive officers.

									All Other
									Option
								All Other	Awards:
								Stock Awards:	Number of	Exercise or	Closing	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Securities	Base Price	Price	Fair Value
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of	Underlying	of Option	on Date	of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Awards	of Grant	Option Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)(3)	($/Sh)	($)(4)

S.C. Scott	1/24/06	$450,450	$900,900	$1,801,800								—
	1/24/06				22,500	45,000	90,000					$1,278,900
	1/24/06								121,000	$25.8250	$26.05	$929,958
C.K. Beebe	1/24/06	$150,000	$300,000	$600,000								—
	1/24/06				7,500	15,000	30,000					$426,300
	1/24/06								40,000	$25.8250	$26.05	$307,424
J.C. Fortnum	1/24/06	$140,250	$280,500	$561,000								—
	1/24/06				7,500	15,000	30,000					$426,300
	1/24/06								36,000	$25.8250	$26.05	$276,682
J.L. Fiamenghi(5)	1/24/06	$131,250	$262,500	$525,000								—
	1/24/06				6,000	12,000	24,000					$341,040
	1/24/06								40,000	$25.8250	$26.05	$307,424
J.B. Hebble	1/24/06	$123,000	$246,000	$492,000								—
	1/24/06				5,500	11,000	22,000					$312,620
	1/24/06								33,000	$25.8250	$26.05	$253,625

(1)	These amounts reflect the terms of the grants under our Annual Incentive Plan. The actual amounts paid under the Annual Incentive Plan with respect to grants made in 2006 are included in the column captioned “Non-equity Incentive Plan Compensation” in the Summary Compensation table above.

(2)	These amounts reflect the terms of grants of performance shares under our Stock Incentive Plan. The amounts recognized as an expense in 2006 are included in the column captioned “Stock Awards” in the Summary Compensation Table above.

(3)	Under our Stock Incentive Plan, the exercise price for options is not less than the average of the high and the low prices on the date of grant.

(4)	This column shows the full grant date fair value of stock awards and option awards under SFAS 123R. Generally, the full grant date fair value is the amount the company would expense in its financial statements over the award’s vesting schedule. As Mr. Scott is eligible for retirement, the fair value of his awards that have been held more than a year would generally be expensed in that year. For stock options, fair value is calculated based on the grant date fair values estimated by us using the Black-Scholes option pricing model for financial reporting purposes, $7.6856. For additional information on the valuation assumptions, see footnotes 2 and 13 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. We caution that the actual amount ultimately realized by the named executive officer from the disclosed stock and option awards will likely vary based on a number of factors, including the amounts of the actual awards, our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting. The options vest in two equal installments on the first and second anniversaries of the date of grant.

(5)	Cash-based awards to Mr. Fiamenghi will be converted to Brazilian Reais at the time of payment.

Outstanding Equity Awards at 2006 Fiscal Year End

The following table contains information relating to stock options, performance shares and restricted shares held by our named executive officers at December 31, 2006.

			Equity
			Incentive					Equity Incentive Plan Awards:
	Option Awards		Plan Awards:			Stock Awards			Market or
	Number of	Number of	Number of				Market Value	Number of	Payout Value
	securities	securities	securities				of Shares	Unearned	of Unearned
	underlying	underlying	Underlying			Number of	or Units of	Shares, Units or	Shares, Units or
	unexercised	unexercised	Unexercised	Option		Shares That	Stock That	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
	Exercisable	Unexercisable(1)	Options	Price	Expiration	Vested(2)	Vested(3)	Not Vested(4)	Not Vested(3)
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

S.C. Scott
	46,000			$13.44	01/20/09
	60,000			$13.70	01/19/10
	90,000			$13.89	01/17/11
	120,000			$14.52	10/25/11
	120,000			$14.33	10/24/12
	120,000			$16.92	10/30/13
	120,000			$24.70	11/04/14
		121,000		$25.83	01/23/16
								77,900	$2,690,666
C.K. Beebe
	16,000			$14.33	10/24/12
	16,000			$16.92	10/30/13
	36,000			$24.70	11/04/14
		40,000		$25.83	01/23/16
						5,334	$184,236
								28,000	$967,120
J.C. Fortnum
	10,000			$13.70	01/19/10
	26,000			$14.52	10/25/11
	33,000			$14.33	10/24/12
	33,000			$16.92	10/30/13
	36,000			$24.70	11/04/14
		36,000		$25.83	01/23/16
						5,334	$184,236
								28,000	$967,120
J.L. Fiamenghi
	16,500			$16.92	10/30/13
	36,000			$24.70	11/04/14
		40,000		$25.83	01/23/16
						5,334	$184,236
								21,000	$725,340
J.B. Hebble
	33,000			$24.70	11/04/14
		33,000		$25.83	01/23/16
						5,334	$184,236
								20,000	$690,800

(1)	Half of these options vested on January 24, 2007 and the other half will vest on January 24, 2008.

(2)	Restricted shares were granted to select executive officers in September 2002; the shares vested one-third on the second year anniversary of the date of grant, an additional one-third on the fourth year anniversary of the date of grant, and the final one-third will vest on the fifth year anniversary of the date of grant.

(3)	Value stated is the value of unvested shares or units of stock multiplied by the closing price of our shares of common stock on December 31, 2006 ($34.54).

(4)	Reflects unearned performance shares included in the 2005 and 2006 performance plan awards (at the target performance level).

There were two grants of options in 2001 when we changed the grant date from January to October and no annual grants in 2005 when we changed the grant date back to January.

Option Exercises and Stock Vested in Fiscal 2006

The following table contains information concerning the exercise of stock options by our named executive officers and vesting of restricted shares held by them during 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	Upon Exercise ($)	on Vesting (#)	on Vesting ($)

S.C. Scott
Options	236,000	$3,874,933
Restricted Stock			6,000	$145,320
C.K. Beebe
Options	—	$—
Restricted Stock			5,334	$178,049
J.C. Fortnum
Options	14,000	$304,535
Restricted Stock			5,334	$178,049
J.L. Fiamenghi
Options	—	$—
Restricted Stock			5,334	$178,049
J.B. Hebble
Options	24,750	$476,933
Restricted Stock			5,334	$178,049

Value realized upon exercise is equal to the number of options exercised multiplied by the difference between the closing price on the date of exercise and the exercise price. Value realized on vesting of restricted shares is the closing price on the date of vesting multiplied by the number of shares vested.

Pension Benefits in Fiscal 2006

The following table states the actuarial present value of each named executive officer’s accumulated benefit under each of our pension plans.

Cash Balance Plan.  Our Cash Balance Plan is a defined benefit qualified pension plan which is available to all U.S. salaried employees, including the named executive officers other than Mr. Fiamenghi. Accounts of participants in the Cash Balance Plan accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term Treasury notes. Pay credits are calculated as a percentage (3% to 10%) of a salaried employee’s eligible compensation (defined as base salary, overtime, and earned Annual Incentive Plan award). The pay credit percentage is determined by the employee’s years of service and reaches and remains at 10% after 35 years of service. The value of a participant’s account at retirement is paid out either as a life or a joint and survivor annuity or in an optional form, such as a lump sum if certain funding conditions are met. The Cash Balance Plan provides for a 5-year vesting period.

Mr. Fortnum participated in the Casco Pension Plan for Salaried Employees prior to his transfer from our Canadian subsidiary to the parent company on March 1, 1993. Mr. Fortnum has ceased to accrue benefits under this plan and has 7.5 years of credited service under the plan at December 31, 2006.

Nonqualified Cash Balance Make-up Plan.  To the extent that an employee’s, including any named executive officer other than Mr. Fiamenghi, annual retirement income benefit under the Cash Balance Plan exceeds the limitations imposed by the Internal Revenue Code, such additional benefits may be provided by our nonqualified Supplemental Executive Retirement Plan through a Cash Balance Make-up Account. All of the named executive officers other than Mr. Fiamenghi participate in the Cash Balance Make-up Account. Our named executive officers other than Mr. Fiamenghi were participants in a defined benefit plan operated by the company that owned us before we became an independent public company. These named executive officers who became officers of Corn Products International when we became an independent company (Mr. Scott, Ms. Beebe and Mr. Fortnum), receive additional pay credits in the Cash Balance Make-up Account to offset a portion of pension benefits lost as a result of our becoming an independent public company and the change from a final average pay plan maintained by our predecessor to our Cash Balance Plan.

		Number of
		Years of		Present Value of
		Credited	Accumulated	Payments During
Name	Plan Name	Service	Benefit(1)	Last Fiscal Year

S.C. Scott	Cash Balance Plan	33	$797,867	—
	Nonqualified Cash Balance Make-up Plan	33	$2,154,941	—
C.K. Beebe	Cash Balance Plan	26	$239,599	—
	Nonqualified Cash Balance Make-up Plan	26	$191,545	—
J.C. Fortnum	Cash Balance Plan	21	$157,421	—
	Nonqualified Cash Balance Make-up Plan	21	$200,490	—
	Casco Pension Plan	7.5	$83,699	—
J.L. Fiamenghi	n/a	n/a	n/a	n/a
J.B. Hebble	Cash Balance Plan	20	$182,836	—
	Nonqualified Cash Balance Make-up Plan	20	$90,247	—

(1)	For the U.S.-based named executive officers, the present value of the accumulated benefit reflects the current vested balance of the Cash Balance Plan and Cash Balance Make-up Plan which is distributed upon termination, regardless of the age of the participant at termination. In addition, for Mr. Fortnum, the present value includes the present value of accumulated benefits in the Casco Pension Plan. See Note 10 of Notes to Financial Statements in our Annual Report on Form 10-K for a discussion of the assumptions used to determine the present value of accumulated benefits under our pension plans.

Nonqualified Deferred Compensation in Fiscal 2006

The following table contains information concerning deferred compensation arrangements under our non-qualified Supplemental Executive Retirement Plan (“SERP”), excluding the Cash Balance Make-up Account which is reflected in the above “Pension Benefits” table. Under the SERP, named executive officers other than Mr. Fiamenghi can defer up to 20% of their annual compensation and up to 100% of the awards earned by them under our Annual Incentive Plan and long-term incentive plan.

Amounts deferred are, at the election of the named executive officer, deemed to be invested at the prime rate or in phantom units of our common stock. Deemed investment earnings are credited at the monthly compound equivalent of the prime rate, which is adjusted quarterly based upon the published prime rate, or the increase or decrease of the fair market value of the applicable number of shares of our common stock. When dividends are paid on our common stock, deemed investments in common stock are credited with the amount of the dividends which is deemed to be invested in additional phantom stock units at the fair market value of a share on the dividend payment date. Phantom stock units are paid through the issuance of shares of common stock at the time of distribution equal to the number of phantom stock units owned at that time.

Our SERP is an unfunded plan and is not ERISA regulated or protected. SERP participants are general unsecured creditors of the company. Our SERP is a combination of plans that mirror plans being operated by our former parent company at the time we became an independent public company.

Pursuant to the SERP, named executive officers other than Mr. Fiamenghi, may defer awards earned by them under our Annual Incentive Plan and long-term incentive plan. In addition, those named executive officers may participate in the Savings Plan Make-up Account and contribute up to 20% of their eligible compensation on a before-tax basis.

				Aggregate
	Executive	Company	Aggregate	withdrawals/	Aggregate balance
	contributions in	contributions in	earnings	Distributions in	at December 31,
	2006(1)	2006(2)	in 2006(3)	2006(4)	2006(5)
Name	($)	($)	($)	($)	($)

S.C. Scott	$235,505	$70,651	$1,470,161	$—	$6,683,731
C.K. Beebe	$105,250	$26,800	$84,238	$—	$1,166,585
J.C. Fortnum	$24,160	$9,060	$119,503	$27,846	$1,102,735
J.L. Fiamenghi	n/a	n/a	n/a	n/a	n/a
J.B. Hebble	$40,868	$17,515	$31,670	$—	$452,718

(1)	Employee contributions include any deferrals of annual compensation, including earned awards under the Annual Incentive Plan and long-term performance plan.

(2)	These amounts relate to the company match in the Savings Plan Make-up Account and are also included in the named executive officers’ compensation under “All Other Compensation” in the Summary Compensation Table.

(3)	Deemed investment earnings are credited at the monthly compound equivalent of the prime rate, which is adjusted quarterly based upon the published prime rate, or the increase or decrease of the fair market value of the applicable number of shares of our common stock. The 2006 earnings for S.C. Scott and J.C. Fortnum were positively impacted by their elections to invest in our phantom stock units.

(4)	In service withdrawals are no longer permitted under the SERP, as amended in 2005. Mr. Fortnum will receive one additional payment as a result of an election made prior to the amendment.

(5)	These balances include income from prior years which was deferred by the named executive officers and earnings on the amounts previously deferred as well as deferred 2006 income which is included as income in the Summary Compensation Table as well as in this amount. In the case of S.C. Scott, C.K. Beebe and J.B. Hebble, the balances include deferrals of income earned with our predecessor before we became an independent public company.

Potential Payments upon Termination

No Employment Agreements

Neither our Chief Executive Officer nor any of our other named executive officers has an employment contract. We have a letter of employment with Mr. Fiamenghi because we are required to do so under Brazilian law; this letter is dated April 2, 1971 and confirms Mr. Fiamenghi’s beginning monthly salary at that time. The terms of these executives’ severance, except Mr. Fiamenghi, are the same as the terms for other salaried employees except in the event of a change in control. Mr. Fiamenghi’s entitlements under Brazilian law are described below.

Potential Payments upon Termination or Change in Control

For terminations other than relating to a change in control, the named executive officers do not receive any additional benefits that are not otherwise available to other salaried employees. These benefits may include distributions under the Cash Balance Plan, Retirement Savings Plan, retiree medical benefits, disability benefits, accrued vacation pay and death severance benefits. Persons who retire, die or become disabled after the first year of a three-year cycle under our long-term incentive program will receive a prorated award for each such cycle payable after the end of the cycle when other participants receive their payments. If Mr. Scott is terminated for any reason or Ms. Beebe, Mr. Fortnum or Mr. Hebble is terminated for any reason after reaching age 55 they will be entitled to the continuation of payments to assist in payment of premiums on life insurance policies for their benefit and to assist in the payment of taxes due as a result of such payments until the later of age 65 and the 15th year of the applicable insurance policies. In cases of retirement by persons who were executive officers, the Compensation Committee has exercised its discretion to accelerate the vesting of stock options and to transfer to the retiring executive title to the automobile being leased by the company for the use of the executive.

Other than payments described under “Payments Made Upon a Change in Control,” Mr. Fiamenghi would receive payments in accordance with our Brazilian subsidiary’s policies. Under a Brazilian statute we deposit an amount equal to 8% of Mr. Fiamenghi’s monthly salary into a government bank account under the Government Severance Indemnity Fund for Employees (“FGTS”) that earns interest at an annual rate of 6% and is adjusted for inflation. In the event of termination with or without cause as defined in the Brazilian statute, Mr. Fiamenghi is entitled to the amount in the account. If he is terminated without cause (as defined in the Brazilian statute) he is entitled to receive that amount plus another 40% of that amount, which we are required to provide. The amount due to Mr. Fiamenghi under his severance agreement with us will be reduced by all or any portion of such additional 40% received by Mr. Fiamenghi.

Executive Severance Agreements

We have a severance agreement with each of the named executive officers that require us to make certain payments and provide certain benefits if the officer’s employment is terminated by us other than because of death, “Disability” or “Cause” or is terminated by the officer for “Good Reason” within two years after a change in control of the company.

Under the Severance Agreements a change of control results from:

•	acquisition by an individual, entity or group of persons of beneficial ownership of 20% or more of our common stock other than most acquisitions to which we are a party,

•	a majority of our directors at the start of a two year period and persons whose nominations are approved by those directors or directors approved by those directors not constituting a majority of our board at the end of the two year period,

•	a merger or sale of substantially all of our assets except where owners of our shares own a majority of the voting shares of the surviving corporation or purchaser of the assets and any person other than us or our benefits plans who owned 15% of our stock before the transaction doesn’t own 25% or more of the stock of the survivor or purchaser and the directors who must be a majority under the preceding provision are a majority of the directors of the surviving company or purchaser or

•	the consummation of a plan of our complete liquidation or dissolution.

For the purposes of the Severance Agreements:

•	We have Cause to terminate the named executive officer if the named executive officer (a) has willfully engaged in conduct which involves dishonesty or moral turpitude which either (1) results in substantial personal enrichment of the named executive officer at our expense or (2) is demonstrably and materially injurious to our financial condition or reputation, (b) has willfully violated the provisions of the confidentiality or non-competition agreement entered into between the company or any of its subsidiaries and the named executive officer or (c) has committed a felony.

•	The named executive officer is said to have Good Reason to terminate his or her employment (and thereby gain access to the benefits described below) if we reduce the named executive officer’s base salary, require the named executive officer’s to relocate more than 35 miles from his or her office location immediately prior to the change in control, reduce in any manner which the officer reasonably considers important the named executive officer’s title, job authorities or responsibilities immediately prior to the change in control or take certain other actions as specified in the definition.

The severance agreements require, as a precondition to the receipt of these payments, that the named executive officer sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. They also include a prohibition of soliciting or recruiting any of our employees or consultants that would apply for one year following the named executive officer’s termination of employment (two years in the case of S.C. Scott) and confidentiality provisions that would apply for an unlimited period of time following the named executive officer’s termination of employment.

The agreements provide for the payment of salary and vacation pay accrued through the termination date plus amounts under the Annual Incentive Plan and performance plan based on the assumption that the target awards under those plans were achieved, prorated for the relevant year or portion thereof. In addition, the terminated officer would receive, as a severance payment, a lump sum amount equal to three times the sum of his or her (a) highest base salary in effect during any consecutive 12 month period within the 36 months immediately preceding the date of termination and (b) his or her target annual incentive plan bonus for the fiscal year in which the termination occurs.

The agreements provide for certain continued insurance and other benefits and allowances, which include, based on current allowances, continued use of a leased car for three months. These agreements also provide for accelerated vesting pursuant to our Stock Incentive Plan of the terminated officer’s then unvested restricted stock awards and other stock-based awards, including, but not limited to, performance share awards under our long-term incentive compensation program on a change in control.

These agreements also provide for the terminated executive to receive three additional years of service under our Cash Balance Plan based on the executive’s target total cash compensation (if the executive is at least 62 years old he or she will receive a pro rata amount of additional service credits based on the number of full months until the executive reaches age 65 years old) and three years of benefits under our nonqualified Cash Balance Make-up Account.

If the officer has attained age 55 and 7 years of service as of his or her date of termination of employment, the officer will receive the cash value of his or her current retiree healthcare spending account and related dependent account, plus the value of three additional years of company contributions to that account. To the extent the officer is vested in his or her current retiree healthcare spending account and related dependent account, the amounts will be paid out of that account. If the officer has not attained age 52 and 7 years of service as of the date of his or her termination of employment, his or her participation in the retiree healthcare spending account and related dependent account will end in accordance with the terms of that plan.

We will provide a terminated officer with executive-level outplacement services for a period of one year from the date of his or her termination of employment. Such outplacement services are required to be provided through an outplacement firm that is mutually agreed upon by the parties.

We will reimburse any excise tax paid by the terminated officer as a result of payments under his or her severance agreement unless a 10% reduction in the payments would make the excise tax inapplicable, in which case the payments will be reduced by the least amount that would make the excise tax inapplicable. If we are barred from providing any of the benefits contemplated by the severance agreements, we are obligated to arrange to provide substantially similar benefits or the after-tax cash equivalent.

To the extent the payments may not be paid out of the qualified plan, such amounts will be paid out of our general assets.

Change in Control Provisions of the Stock Incentive Plan

The Stock Incentive Plan provides that upon a change in control, all outstanding awards made under it will be surrendered to the company in exchange for a cash payment except, in the case of a merger or similar transaction in which the stockholders receive publicly traded common stock, all outstanding options and stock appreciation rights immediately will become exercisable in full, all other awards immediately will vest, all performance periods will lapse, each performance period will be deemed satisfied at the target level and each option, stock appreciation right and other award will represent a right to acquire the appropriate number of shares of common stock received in the merger or similar transaction.

Estimated Potential Payments upon Change in Control

The amounts payable to each named executive officer upon a change in control and termination of the named executive officer other than for death, disability, or cause, by us or our successor or by the named executive officer for good reason within two years after a change in control in accordance with the terms of the severance agreements discussed above are shown in the table below. The amounts assume such termination was effective as of December 31, 2006, and are estimates of the amounts that would be paid out to the executives upon their termination. Due to a number of factors that affect the nature and amount of any benefits, actual payments paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age.

	S.C. Scott		C.K. Beebe	J.C. Fortnum	J.L. Fiamenghi		J.B. Hebble

Severance Amount	$5,276,700		$2,100,000	$1,963,500	$1,648,900	(1)	$1,722,000
Early Vesting of Performance Shares(2)	$2,898,659		$1,041,880	$1,041,880	$781,410		$744,200
Early Vesting of Stock Options	$1,054,516		$348,600	$313,740	$348,600		$287,596
Early Vesting of Restricted Stock	$—		$184,236	$184,236	$184,236		$184,236
Estimated Tax Gross Up	$3,503,477		$1,373,223	$1,283,822	$—		$924,488
Health and Welfare Benefits	$30,393		30,393	$33,006	$36,621		$30,393
Executive Life Insurance Plan	$305,480	(3)	$—	$—	$—		$—
Post Retirement Medical Coverage(4)	$73,232		$—	$—	$—		$—
FGTS Account Balance	n/a		n/a	n/a	$471,500	(1)	n/a
Additional Payments under FGTS	n/a		n/a	n/a	$188,600	(1)	n/a
Additional Service Credits Under Cash Balance Plan	$900,029		$186,270	$164,149	n/a		$107,625
Outplacement Services	$25,000		$25,000	$25,000	$25,000		$25,000
Personal Allowances	$4,517		$3,674	$3,993	$2,856		$3,136

Total	$14,072,003		$5,293,276	$5,013,326	$3,687,723		$4,028,674

(1)	Upon termination from our Brazilian subsidiary, Mr. Fiamenghi will receive the balance in the government-mandated FGTS account, plus three years of salary continuation under the executive severance agreement. As discussed earlier, the actual severance amount is reduced by all or any portion of the additional 40% payment as required per Brazilian statute. The amounts in the FGTS account are in Brazilian Reais and we have applied the exchange rate on December 31, 2006 (2.1385 Reais / USD) to convert to U.S. dollars.

(2)	Reflects the target number of performance shares for the 2005 through 2007 and 2006 through 2008 performance periods multiplied by the highest stock price of a share of common stock during the 90-day period immediately preceding the date of the change in control. We have assumed the 2004 through 2006 performance period awards were earned and paid other than as a result of the assumed change in control.

(3)	This amount would be paid regardless of the reason for termination. It represents continuation of payments through 2011 to assist in payment of premiums on life insurance policies for Mr. Scott’s benefit and to assist in the payment of taxes due as a result of such payments. The combined death benefit on those policies is $1.5 million.

(4)	Mr. Scott is vested in his RHCSA accounts (age 55 with 10 years of service) and would receive the December 31, 2006 balance of $69,012 upon termination. Upon termination in the event of a change in control, each named executive officer will receive three additional years of company contributions to the RHCSA accounts. Since Ms. Beebe, Mr. Fortnum, and Mr. Hebble have not attained age 52 as of the assumed date of termination of employment, their participation in RHCSA would end and the account balances would be forfeited.

Compensation Committee Report

The Compensation Committee of the Board of Directors reports that it has reviewed and discussed with management the section of this proxy statement headed “Compensation Discussion and Analysis,” and, on the basis of that review and discussion, recommended that that section be included in our Annual Report on Form 10-K and in this proxy statement.

Compensation Committee
R.J. Almeida, Chairman
P. Hanrahan
W.S. Norman

Equity Compensation Plan Information as of December 31, 2006

The following table provides information as of December 31, 2006 about the company’s equity compensation plans.

					Number of securities
					remaining available for
	Number of securities				future issuance under
	to be issued		Weighted-average		equity compensation
	upon exercise of		exercise price of		plans (excluding
	outstanding options,		outstanding options,		securities reflected
Plan Category	warrants and rights		warrants and rights		in the first column)(5)

Equity compensation plans approved by security holders	4,803,837	(1)	$19.45	(2)	6,653,133
Equity compensation plans not approved by security holders	290,559	(3)	N/A		142,665

Total	5,094,396		$19.45	(4)	6,795,798

(1)	This amount includes an aggregate of 396,272 shares of company common stock representing outstanding performance share target awards that will vest only upon the successful completion of the relevant long-term incentive performance cycle (158,400 of the shares representing these awards, which were awarded prior to 2005, may be payable, if earned, by the company in either cash or shares of company common stock or a combination thereof; 237,872 of the shares representing these awards, which were awarded in 2005 and 2006, will be payable, if earned, by the company in shares of company common stock only). The amount included in this column in respect of these performance awards assumes (1) that all such performance awards vest 100% and (ii) that the vested awards will be paid out in the form of company common stock.

(2)	This price does not take into account the 396,272 performance share target awards referenced in footnote 1, because those awards have no exercise price.

(3)	This amount assumes that all phantom stock units of the company credited to the Deferred Compensation Plan for Outside Directors and the Supplemental Executive Retirement Plan accounts of the participating directors and executive officers will be paid out in the form of our common stock.

(4)	This price represents the weighted-average exercise price of outstanding options; it excludes the phantom stock units referenced in footnote 3 as well as the 396,272 performance share target awards referenced in footnote 1, because those awards have no exercise price.

(5)	These amounts assume issuance of share of company common stock at $34.54, the closing price for a share of our common stock on December 29, 2006.

Independence of Board Members

Under the rules of the New York Stock Exchange, a director is not considered to be independent unless the Board of Directors has affirmatively determined that the director has no material relationship with the company or any of its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company or any of its subsidiaries). In addition, the New York Stock Exchange rules stipulate that certain relationships preclude a director from being considered to be independent. The board has determined that each director and nominee for director, except for Mr. Samuel C. Scott, the company’s Chief Executive Officer, and Mr. Luis Aranguren-Trellez, are independent. In making such determinations, the board considered the facts underlying the relationships described below.

Mr. Bernard H. Kastory serves as a member of the Advisory Board of Bimbo Bakeries USA, the United States division of Grupo Bimbo, S.A. de C.V., Mexico’s largest baking company. The Advisory Board is a consultative body that meets twice each year with the Bimbo Bakeries management group to discuss strategic, business and marketing matters, and is not a governance body. In 2006, the company had sales to Grupo Bimbo and its affiliates, including Bimbo Bakeries USA, of approximately $591,000 and the company’s Mexican subsidiary had sales to Grupo Bimbo of approximately $12,593,000. Mr. James M. Ringler is a director of Dow Chemical Company. We and our subsidiaries made purchases and rental payments to Dow and its subsidiaries of approximately $7.6 million during 2006. Ms. Barbara A. Klein is an executive officer of CDW Corporation, from which the company made purchases of computer equipment for approximately $429,000 during 2006. Mr. Richard J. Almeida is a director of UAL Corporation, the holding company whose primary subsidiary is United Airlines. United Airlines is one of several air carriers used by the company’s employees for business travel. The board has concluded that none of these relationships is a material relationship that would impair the independence from management of any such individuals, as in each instance the total dollar amount of the transactions is small in relation to the consolidated gross revenues of the entity in question and in no instance was the director’s compensation tied to the business or relationship with the company.

In addition, certain members of the board serve as directors of various charitable organizations. During 2006, the company made contributions to some of these charitable organizations. None of the contributions made by the company to charitable organizations where our non-employee directors are directors exceeded $20,000.

Review and Approval of Transactions with Related Persons

The board has adopted a policy and procedures for review, approval and monitoring of transactions involving the company and “related persons” (directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the company’s outstanding stock). The policy covers any related person transaction involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

Policy

Related person transactions must be approved by the Audit Committee of the Board of Directors or if a related person involved is a member of the Board of Directors or a nominee to become a director then by all of the disinterested independent members of the board. In considering the transaction, the committee or independent directors will consider all relevant factors, including as applicable

•	the size of the transaction and the amount payable, directly or indirectly, to a related person;

•	the nature of the interest or involvement of the related person in the transaction;

•	whether the transaction creates an appearance of a conflict of interest or unfair dealing;

•	whether the rates or charges and other key terms involved in the transaction were determined by competitive bids;

•	whether the transaction involves the provision of goods or services to the company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the company as would be available in comparable transactions with or involving unaffiliated third parties; and,

•	the impact of the transaction on the company and its stockholders.

Procedures

•	The Chief Financial Officer will advise the Chairman of the Audit Committee of any related person transaction of which she becomes aware.

•	The Audit Committee will consider such related person transaction at its next regularly scheduled meeting or, if it deems it advisable, prior thereto at an interim meeting called for such purpose. If approval or ratification of the related person transaction requires consideration by all of the disinterested and independent members of the board of directors, the related person transaction will considered at the board’s next regularly scheduled meeting or, if the disinterested and independent directors deem it advisable, prior thereto at an interim meeting called for such purpose.

•	Except as set forth below, any related person transaction not approved in advance by the Audit Committee or a majority of the disinterested and independent directors will not be entered into by the company unless the consummation of the transaction is expressly subject to ratification by the Audit Committee or a majority of the disinterested and independent directors. If the transaction is not so ratified, the company will not consummate the transaction. It is the responsibility of management to notify the Chief Financial Officer of all potential related person transactions in advance, so as to allow appropriate review under the company’s guidelines.

•	If the company enters into a transaction that (i) the company was not aware constituted a related person transaction at the time it was entered into but which it subsequently determines is a related person transaction prior to full performance thereof or (ii) did not constitute a related person transaction at the time such transaction was entered into but thereafter becomes a related person transaction prior to full performance thereof, then in either such case the related person transaction will be presented for ratification in the manner set forth above. If the related person transaction is not ratified, then the company will take all reasonable actions to attempt to terminate its participation in the transaction. Reasonable steps will not be deemed to require that the company act in breach of any contractual obligations or otherwise expose itself to legal liability.

•	The Chief Financial Officer will update the Audit Committee or the board, as applicable, on the status of any approved related person transaction not less than annually, or upon termination of or anticipated significant change in the related person transaction. Anticipated significant changes will be subject to the approval processes required for initial approval of a related person transaction.

Currently the only related person transactions are transactions at competitive market rates, primarily though the company’s Mexican subsidiary, with companies owned or controlled indirectly by the family of Mr. Aranguren described below. These transactions were approved by a majority of the disinterested independent directors prior to the adoption of the above policy.

Certain Relationships and Related Transactions

In connection with the acquisition by the company from companies controlled by the family of Luis Aranguren of the outstanding minority interest in Company’s subsidiary, CPIngredientes, S.A. de C.V. the Aranguren family obtained the right, through January 2010, to require the company to repurchase the shares of the company’s common stock originally received by the Aranguren family and related entities. At March 20, 2007, the Aranguren family and related entities held 727,000 shares of our common stock.

We, primarily through CPIngredientes, S.A. de C.V., continue to engage in numerous transactions at competitive market rates, with several companies owned or controlled indirectly by the Aranguren family.

During 2006, we (i) sold steam at commercial market rates in an amount totaling approximately $700,000 (inclusive of VAT), (ii) purchased enzymes in the amount of $1,945,024 (inclusive of VAT) and made payments of approximately $700,000 for facilities provided to handle our products. All of these purchases and contractual relationships are planned to continue in 2007 in amounts that are expected to exceed $3,000,000.

Matters to be Acted Upon

Proposal 1.  Election of Directors

Under the company’s certificate of incorporation, the board is divided into three classes with approximately one-third of the directors standing for election each year. The term for directors elected this year will expire at the annual meeting of stockholders to be held in 2010. Each of the nominees listed below has agreed to serve that term. If any director is unable to stand for election, the board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for the substitute director.

The board recommends that you vote FOR each of the following nominees:

•	Karen L. Hendricks

•	Bernard H. Kastory

•	Barbara A. Klein

•	Samuel C. Scott III

Proposal 2. Ratification of Appointment of Auditors

The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, as the independent auditors to perform the audit of our financial statements and our internal control over financial reporting for 2007. Representatives of KPMG are expected to attend the annual meeting and will be available to respond to appropriate questions and to make a statement if they so desire. KPMG also performs certain audit related and tax services for the company. Although the company is not required to seek stockholder approval of this appointment, the board currently believes that it is a good corporate governance practice to follow. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The Board and Audit Committee recommend that you vote FOR the following proposal:

RESOLVED: that the appointment by the Audit Committee of the Board of Directors of the firm of KPMG LLP as independent auditors for the company for the year 2007 is hereby ratified.

2006 and 2005 Audit Firm Fee Summary

Following is a summary of professional services provided by the company’s independent auditors, KPMG LLP, during the years ended December 31, 2006 and 2005, and the related fees:

	2006	2005

Audit fees for the annual consolidated financial statements and internal control over financial reporting and completion of limited reviews of quarterly financial information	$2,347,400	$2,264,300
Total audit related fees	116,900	193,600
Total tax fees	83,800	52,400
All other fees	1,500	1,500

Audit Related Fees

The audit related fees include benefit plan audits, review of government filings, due diligence and consultation on the application of accounting principles.

Tax Fees

The tax fees relate to tax compliance and consultation in the various countries in which the company operates.

All Other Fees

All other fees include access fees relating to on-line research resources.

All audit, audit related, tax services and other fees performed by KPMG are approved by the Audit Committee in advance of the engagement. The Audit Committee has considered and determined the compatibility of the audit-related and tax services provided by KPMG with auditor independence.

Audit Committee Report

The Audit Committee of the Board of Directors reports that it has: (i) reviewed and discussed with management the audited financial statements of the company for the fiscal year ended December 31, 2006; (ii) discussed with KPMG LLP, the independent registered public accounting firm serving as the company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61; and (iii) received the written disclosures and the letter from KPMG LLP required by the Independence Standards Board Standard No. 1 and discussed with KPMG LLP their independence. Based on such review and discussions, the Audit Committee recommended to the board that the audited financial statements of the company for the fiscal year ended December 31, 2006 be included in the company’s Annual Report on Form 10-K for 2006 for filing with the Securities and Exchange Commission.

Audit Committee
J. M. Ringler, Chairman
B. H. Kastory
G. B. Kenny
B. A. Klein

Other Matters

We do not know of any other matters or items of business to be presented or acted upon at the annual meeting. If other proposals are properly presented, each of the persons named in the proxy card is authorized to vote on them using his or her best judgment.

Solicitation of Proxies

The company will pay all costs of soliciting proxies and will reimburse brokers, banks and other custodians and nominees for their reasonable expenses for forwarding proxy materials to beneficial owners and obtaining their voting instructions. In addition to this mailing, directors, officers and other employees of the company may solicit proxies electronically, personally or by mail or telephone.

Other Information

Any stockholder who wishes to receive a separate copy of this proxy statement or the annual report, or a print copy of the company’s Governance Principles and Policies on Business Conduct, or any of the charters of the board’s committees, can do so by contacting the Corporate Secretary of the company, by telephone at 708-551-2600 or by mail at the company’s principal executive office, the address of which is Corn Products International, Inc., 5 Westbrook Corporate Center, Westchester, Illinois 60154.

In addition, any stockholder sharing an address with other stockholders of the company can request delivery of only a single copy of future annual reports and proxy statements by contacting the Corporate Secretary.

Please note that the information on our web site is not incorporated by reference in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires the company’s directors and executive officers to file timely reports of holdings and transactions in the company’s common stock (including derivatives thereof) with the SEC. The company has reviewed the forms filed on behalf of its directors and executive officers during and with respect to 2006 and has also reviewed other information including written representations that no annual SEC Form 5 report was required by such directors and executive officers. Based on this review, the company believes that none of its directors and executive officers failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2006.

Additional Information

The company files annual, quarterly and special reports, proxy statements and other information with the SEC as required. SEC filings are generally available to the public from commercial document retrieval services, on the company’s web site at http://www.cornproducts.com and on the Internet web site maintained by the SEC at www.sec.gov. You may also read and copy any reports, statements or other information that are filed at the SEC’s public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The company also files certain reports and other information with the New York Stock Exchange, on which the company’s common stock is traded. Copies of such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

YOU MAY RECEIVE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES (UPON REQUEST, EXHIBITS THERETO WILL BE FURNISHED SUBJECT TO PAYMENT OF A SPECIFIED FEE) BY SENDING A WRITTEN REQUEST TO CORN PRODUCTS INTERNATIONAL, INC., 5 WESTBROOK CORPORATE CENTER, WESTCHESTER, ILLINOIS 60154, ATTENTION: CORPORATE SECRETARY.

Please complete the accompanying proxy card or voting instruction form and mail it in the enclosed, postage-paid envelope as soon as possible or cast your vote either by telephone or electronically through the Internet.

By order of the Board of Directors,

Mary Ann Hynes
Vice President, General Counsel
and Corporate Secretary

March 29, 2007

APPENDIX A

CORN PRODUCTS INTERNATIONAL
BOARD MEMBERSHIP AND DIRECTOR CANDIDATE SELECTION CRITERIA

The Board consists of a substantial majority of “independent” directors, as defined in the Rules of the New York Stock Exchange. Candidates are identified for the contributions they can make to the deliberations of the Board and their ability to represent impartially all of the Company’s stockholders, and are considered regardless of race or gender.

In addition to other considerations, all potential nominees are expected to have:

•	the highest personal and professional ethics, integrity and values

•	education and breadth of experience to understand business problems and evaluate the possible solutions

•	the ability to work well with others

•	respect for the views of others and an open-minded approach to problems

•	a reasoned and balanced commitment to the social responsibilities of the Company

•	an interest and availability of time to be involved with the Company and its employees over a sustained period

•	stature and experience to represent the Company before the public, stockholders and the other various individuals and groups that affect the Company

•	the willingness to objectively appraise management performance in the interest of the stockholders

•	an open mind on all policy issues and areas of activity affecting overall interests of the Company and its stockholders

•	no involvement in other activities or interests that create a conflict with the director’s responsibility to the Company and its stockholders

The above attributes are expected to be maintained by Board members as a condition of their ongoing membership to the Board. The Corporate Governance and Nominating Committee reviews the makeup of the Board and the tenure of its members at least annually to help determine the number and experience of directors required.

The Corporate Governance and Nominating Committee has also established the following additional criteria as an aid in the selection of potential Director candidates. The weight given to any particular item may vary based on the Committee’s assessment of the needs of the Board, and not all criteria may be applicable to each vacancy. Similarly, these criteria, in whole or in part, may be modified or waived by the Corporate Governance & Nominating Committee in connection with a particular vacancy or as otherwise deemed appropriate by the Committee. Candidates should have all or a majority of the following Important/Desired Attributes:

1. Candidates should be actively employed as a CEO, or a President, Chief Financial Officer, or General Manager (or a comparable position of responsibility) with reasonable expectations of becoming a CEO, of a publicly traded company (or a significant private company) with at least $1-$3 billion in sales

2. International business experience

3. Financial responsibility during career and financial literacy

4. General management experience during career

5. Experience on publicly-traded/significant private company boards

A-1

6. Experience with corporate governance issues, and ideally, some background in the legal aspects of governance applicable to publicly-traded companies

7. Contribution to board diversity

8. Not nearing or planning for retirement within next five years

9. Actively employed in a manufacturing or continuous process type industry, although past experience in a manufacturing or continuous process type of industry or experience in other industries may be suitable as well.

A-2

ADMISSION TICKET

2007 Annual Meeting of Stockholders

Wednesday, May 16, 2007
9:00 a.m. at the

Westbrook Corporate Center Meeting Facility
Annex between Towers 2 and 5, Westchester, Illinois 60154

Please retain this portion of the Proxy Card if you wish to attend the Annual Meeting of Stockholders in person. You must present this portion of the Proxy Card at the door for admission for yourself and one guest. Seating will be on a first-come, first-served basis and you may be asked to present valid picture identification before being admitted. Cameras, recording equipment and other electronic devices will not be permitted at the meeting.

ADMISSION TICKET

▼ FOLD AND DETACH HERE ▼	▼ FOLD AND DETACH HERE ▼

Annual Meeting of Stockholders – To Be Held Wednesday, May 16, 2007

THIS PROXY/VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     I, a stockholder of Corn Products International, Inc., acknowledge receipt of the Proxy Statement dated March 29, 2007, and except as described in the next paragraph appoint SAMUEL C. SCOTT III and/or MARY ANN HYNES proxies and attorneys-in-fact, with full power of substitution, on my behalf and in my name, to represent me at the Annual Meeting of Stockholders to be held Wednesday, May 16, 2007 at 9:00 a.m., Central Daylight Saving Time, at the Westbrook Corporate Center Meeting Facility, Westchester, Illinois 60154, and at any adjournment(s) of the meeting, and to vote all shares of Common Stock which I would be entitled to vote if I were personally present, on all matters listed on the reverse side.

     With respect to any shares represented by this Proxy Card/Voting Instruction Form which are votable and held on behalf of the undersigned in the Corn Products International, Inc. Retirement Savings Plans (collectively, the “Plan”), the undersigned directs Fidelity Investments Institutional Operations Company, Inc., as Trustee of the Plan to vote all such shares on the matters shown, and in the manner directed on the reverse hereof, unless to do so would be inconsistent with the Trustee’s duties. If you wish to vote the Corn Products shares allocated to your Plan account, you cannot do so in person. You must use this Proxy Card/Voting Instruction Form or submit your voting instructions via the telephone or Internet. If you do not return your signed Proxy Card/Voting Instruction Form or provide telephonic or Internet voting instructions on a timely basis for the shares allocated to your Plan account, those shares will not be voted. If you return a signed Proxy Card/Voting Instruction Form but do not indicate how the shares should be voted on a matter, the shares represented by your signed Proxy Card/Voting Instruction Form will be voted by the Trustee as the Board of Directors recommends.

IF YOU WISH TO VOTE BY TELEPHONE, INTERNET OR MAIL,
PLEASE READ THE INSTRUCTIONS ON THE REVERSE SIDE.

Corn Products International, Inc. encourages you to take advantage of new and convenient ways to vote these shares for matters to be covered at the 2007 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined on the reverse side to cast your ballot.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)

5 WESTBROOK CORPORATE CENTER
WESTCHESTER, ILLINOIS 60154

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Corn Products International, Inc., in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Corn Products International, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by phone or vote using the Internet, please do not mail your proxy.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CORN01	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD/VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.

CORN PRODUCTS INTERNATIONAL, INC.

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2 Vote On Directors

1.	To elect the following Nominees for a term expiring at the 2010 annual meeting of stockholders:		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

	01)	Karen L. Hendricks	☐	☐	☐
	02)	Bernard H. Kastory
	03)	Barbara A. Klein
	04)	Samuel C. Scott III

Vote On Proposal		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as independent auditors for the Company for 2007.	☐	☐	☐

The shares represented by this proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or any adjournment or adjournments thereof, the person named in this proxy/voting instruction will vote in his or her or its discretion.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date